Execution Copy

AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 11, 2020
BY AND BETWEEN
HEARTLAND FINANCIAL USA, INC.
AND
AIM BANCSHARES, INC.

The disclosure schedules and other attachments to this agreement have been excluded, because they are both not material and would likely cause competitive harm to the registrant if disclosed.

3.15	Financial Advisor	27
3.16	Fairness Opinion	27
3.17	No Other Representations or Warranties	27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF AIM		27

4.1	Organization and Qualification	27
4.2	Authority Relative to this Agreement; Non-Contravention	28
4.3	Capitalization	29
4.4	Ownership of AIM Common Stock	30
4.5	Financial Statements	30
4.6	Absence of Undisclosed Liabilities	31
4.7	Loans; Substandard Loans; OREO; Commitments to Extend Credit	31
4.8	Allowance for Loan and Lease Losses	32
4.9	Deposits	33
4.10	Reports and Filings	33
4.11	Subsidiaries; Off Balance Sheet Arrangements	33
4.12	Books and Records	34
4.13	No Material Adverse Changes	34
4.14	Absence of Certain Developments	35
4.15	Properties	36
4.16	Intellectual Property	38
4.17	Environmental Matters	38
4.18	Community Reinvestment Act	40
4.19	Information Security	41
4.20	Tax Matters	41
4.21	Contracts and Commitments	46
4.22	Litigation	48
4.23	Financial Advisor	48
4.24	Employees	48
4.25	Employee Benefit Plans	51
4.26	KSOP Trustees	55
4.27	Insurance	55
4.28	Affiliate Transactions	55
4.29	Compliance with Laws; Permits	56
4.30	No Fiduciary Accounts	57
4.31	Interest Rate Risk Management Instruments	57
4.32	No Guarantees	57
4.33	Regulatory Approvals	57
4.34	Fairness Opinion	57
4.35	Transactions in Securities	58

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4.36	Registration Obligation	58
4.37	Recent AIM Acquisitions	58
4.38	No Other Representations or Warranties	58

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER		59

5.1	Conduct of Business	59
5.2	Access to Information; Confidentiality	61
5.3	Notice of Developments	62
5.4	Certain Loans and Related Matters	63
5.5	Financial Statements and Pay Listings	63
5.6	Consents and Authorizations	63
5.7	Tax Matters	63
5.8	No Solicitation	64
5.9	Maintenance of Allowance for Loan and Lease Losses; Purchase Discounts	66
5.10	Heartland Forbearances	66
5.11	AIM Forbearances	66

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		67

6.1	Filings and Regulatory Approvals	67
6.2	Shareholder Meeting; Registration Statement	68
6.3	Establishment of Accruals	70
6.4	Employee Matters	70
6.5	Tax Treatment	73
6.6	Updated Schedules	73
6.7	Indemnification; Directors’ and Officers’ Insurance	73
6.8	Statutory Trust	74
6.9	Determination of Adjusted Tangible Common Equity	74
6.10	Appointment of FB&T Directors	75
6.11	Heartland Confidential Information	75
6.12	Indemnification Waiver Agreements	75
6.13	KSOP Trustees’ Certificate	75
6.14	Reservation of Heartland Common Stock	75
6.15	Retention Agreements	75
6.16	Additional Compensation Agreement	75

ARTICLE 7 CONDITIONS		75

7.1	Conditions to Obligations of Each Party	75
7.2	Additional Conditions to Obligation of AIM	77

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7.3	Additional Conditions to Obligation of Heartland	78

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		80

8.1	Reasons for Termination	80
8.2	Effect of Termination	83
8.3	Expenses	83
8.4	AIM Termination Fee	84
8.5	Amendment	84
8.6	Waiver	84

ARTICLE 9 GENERAL PROVISIONS		84

9.1	Press Releases and Announcements	84
9.2	Notices	84
9.3	Assignment	86
9.4	No Third Party Beneficiaries	86
9.5	Schedules	86
9.6	Interpretation	87
9.7	Severability	87
9.8	Complete Agreement	87
9.9	Governing Law	88
9.10	Submission to Jurisdiction	88
9.11	Specific Performance	88
9.12	Waiver of Jury Trial	88
9.13	Investigation of Representations, Warranties and Covenants	89
9.14	Counterparts and Effectiveness	89
9.15	No Survival of Representations	89

SIGNATURES		92

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 11, 2020, is made and entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and AIM Bancshares, Inc., a Texas corporation (“AIM”).
WHEREAS, the respective Boards of Directors of Heartland and AIM have determined that it is advisable and in the best interests of Heartland and AIM and their respective shareholders to consummate the merger of AIM with and into Heartland as described in Article 2 (the “Merger”);
WHEREAS, as a result of the Merger, the outstanding shares of common stock, par value $100.00 per share, of AIM (“AIM Common Stock”) will be converted into a combination of cash and shares of common stock, $1.00 par value per share, of Heartland (“Heartland Common Stock”);
WHEREAS, AIM owns all of the issued and outstanding capital stock of AimBank, a Texas state-chartered bank (“AimBank”), and Heartland owns all of the issued and outstanding capital stock of First Bank & Trust, a Texas state-chartered bank (“FB&T”), and AIM and Heartland desire that AimBank be merged with and into FB&T (the “Bank Merger”) pursuant to an Agreement of Merger (the “Bank Merger Agreement”) between AimBank and FB&T substantially in the form attached hereto as Exhibit A;
WHEREAS, AimBank owns several bank branch offices in the State of New Mexico (the “New Mexico Offices”), and Heartland desires to transfer the assets and liabilities attributable to the New Mexico Offices from FB&T to New Mexico Bank & Trust, a New Mexico state-chartered bank and wholly owned subsidiary of Heartland (“NMB&T”), at such time as Heartland determines after the Closing Date (as defined in Section 2.11) pursuant to a Branch Transfer and Assumption Agreement between FB&T and NMB&T substantially in the form attached hereto as Exhibit B;
WHEREAS, as an inducement to Heartland to enter into this Agreement, the directors and executive officers of AIM and AimBank have entered into a Shareholder Voting Agreement dated the date hereof (the “Shareholder Voting Agreement”) pursuant to which such persons have agreed to vote approximately 27.3% of the issued and outstanding shares of AIM Common Stock in favor of the Merger and all other transactions contemplated by this Agreement;
WHEREAS, concurrently herewith, Scott L. Wade, Chairman of the Board, President and Chief Executive Officer of AIM (“Wade”), is entering into the Wade Employment Agreement (as defined in Article 1);
WHEREAS, concurrently herewith, Jeremy Ferrell, Executive Vice President and Chief Operating Officer of AIM (“Ferrell”), is entering into the Ferrell Employment Agreement (as defined in Article 1);
WHEREAS, as an inducement to Heartland to enter into this Agreement, simultaneously with the execution of this Agreement certain officers of AimBank have entered into employment agreements (the “Employment Agreements”), which Employment Agreements provide for, among other things, the termination of any existing employment agreements, salary continuation agreements, phantom stock agreements, additional compensation agreements and nondisclosure and non-competition agreements with the such officers;
WHEREAS, as an inducement to Heartland to enter into this Agreement, AIM has agreed to use its commercially reasonable efforts to cause each of the officers of AimBank listed on Schedule 1 (the “Senior Executives”), to enter into prior to or as of the date of the consummation of the Merger agreements with FB&T providing for, among other things, (a) payments to be made to the Senior Executives if they remain in the employment of FB&T for the periods specified therein (the “Retention Agreements”), and (b) the termination of all existing Contracts under which compensation currently is provided to the Senior Executives; and
WHEREAS, Heartland and AIM desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and the rules and regulations promulgated thereunder.
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any AIM Entity is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any AIM Entity or (iii) in which any AIM Entity issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of such AIM Entity; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of AIM.
“Additional Compensation Agreement” means any agreement between AimBank and one of its employees, any of which agreements is titled “Additional Compensation Agreement.”

“Actual Cash Consideration” means the Cash Consideration as reduced by the Downwardly Adjusted Cash Consideration, if any, or increased by the Upwardly Adjusted Cash Consideration, if any.
“Adjusted Tangible Common Equity” means (a) the sum of (i) the total stockholders’ common equity of AIM, determined in accordance with GAAP as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of AIM through the Effective Time, and (ii) the Determination Date Transaction Expenses, less (b) the sum of (x) the book value of the Intangible Assets determined as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of AIM through the Effective Time, and (y) the tax-effected amount, if any, by which the Transaction Expenses exceed $8,500,000, and (z) the aggregate amount of cash, if any, received by AIM as payment of the exercise price of AIM Stock Options during the period between September 30, 2019 and the Determination Date. For purposes of the foregoing definition, (a) “a reasonable projection of operations” will be based on the average monthly operations of AIM (excluding the incurrence of Determination Date Transaction Expenses) during the six-month period ending on the Determination Date, and (b) any Special Dividend Payments will not be taken into account in the determination of the Adjusted Tangible Common Equity. By way of example and for clarification purposes only, a sample Adjusted Tangible Common Equity calculation is set forth on Exhibit C.
“Affiliate” has the meaning set forth in Rule 12b2 under the Exchange Act.
“AIM Acquisition” means the acquisition (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) of any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or any real estate or assets or deposits that are material to any AIM Entity (except in exchange for indebtedness previously contracted, including OREO).
“AIM Acquisition Agreements” means any merger agreements and other Contracts or documents entered into by AIM, AimBank or any of its Affiliates in connection with the Recent AIM Acquisitions.
“AIM Acquisition Parties” means any parties to the AIM Acquisition Agreements other than AIM, AimBank or any of their Affiliates.
“AIM Common Shares Outstanding” means the shares of AIM Common Stock that are issued and outstanding as of the Effective Time.
“AIM Converted Common Share” means each share of AIM Common Stock that will be converted into the Stock Consideration and Actual Cash Consideration pursuant to Sections 2.3(a), 2.4 and 2.5.
“AIM Determination Date Balance Sheet” means the consolidated balance sheet of AIM prepared by AIM in accordance with GAAP as of the Determination Date pursuant to Section 6.9.

“AIM Entities” means, collectively, AIM, AimBank and ABFI.
“AIM Shareholder” means any holder of issued and outstanding shares of AIM Common Stock.
“AIM Equity Incentive Plan” means the 2014 Equity Incentive Plan adopted on February 19, 2014.
“Ancillary Documents” means the Shareholder Voting Agreement, the Wade Employment Agreement, the Ferrell Employment Agreement, the Retention Agreements, the Indemnification Waiver Agreement, the KSOP Trustees’ Certificate, the NDA and any and all other agreements, certificates and documents required to be delivered by either party hereto prior to or at the Closing pursuant to the terms of this Agreement.
“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under Texas Law.
“Bylaws” mean, with respect to any corporation, those instruments that at that time constitute its bylaws, including any amendments thereto.
“Cash Consideration” means an amount equal to $685.00 for each AIM Common Share Outstanding.
“Cause” means (a) any act of (i)(A) fraud or intentional misrepresentation by an employee or (B) embezzlement, misappropriation or conversion of assets or opportunities of any AIM Entity or any of Heartland or its Affiliates by an employee, (ii) the willful violation of any Law (other than traffic violations or similar offenses) by an employee, (iii) the commission of any act of moral turpitude or conviction of a felony by an employee or (iv) the willful or negligent failure of an employee to perform his or her duties in any material respect.
“Charter” means, with respect to any corporation, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable Law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation.
“Commonly Controlled Entity” means any entity under common control with AIM within the meaning of Sections 414(b), (c), (m), (o) or, as applicable, (t) of the Code.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“CRA” means the Community Reinvestment Act.

“Determination Date” means the last Business Day of the month immediately preceding the month in which the Effective Time occurs; provided, however, that, if the Effective Time occurs on a date that is within the first ten (10) Business Days of any calendar month, then the Determination Date shall be the last Business Day of the second month immediately preceding the month in which the Effective Time occurs.
“Determination Date Transaction Expenses” means the amount of Transaction Expenses (a) paid and expensed by any AIM Entity through the close of business on the Determination Date, or (b) reflected as accrued expenses on the AIM Determination Date Balance Sheet; provided, however, that Determination Date Transaction Expenses that result in an income Tax deduction will be determined on a Tax-effected basis.
“Disclosure Schedules” means the Schedules delivered by AIM to Heartland on or prior to the date of this Agreement which will be neither attached to this Agreement nor publicly available.
“Dividend Payment Bank Regulatory Approvals” means any approvals required by a Bank Regulator in order to permit AimBank to make the Special Dividend Payments.
“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Ferrell Employment Agreement” means the Employment Agreement dated as of the date hereof among Heartland, AIM, FB&T and Ferrell, which will become effective as of the Effective Time and provide for payout of deferred compensation amounts under, and the termination of the Deferred Compensation Agreement, dated September 30, 2012, between AimBank and Ferrell, the Non-Disclosure and Noncompetition Agreement, dated March 25, 2014, between AimBank and Ferrell and the Additional Compensation Agreement, dated March 25, 2014, between AimBank and Ferrell.
“Final Index Price” means the average of the daily closing value of the Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Heartland Closing Date Stock Price” means the closing sale price of a share of Heartland Common Stock on the last trading day immediately preceding the Closing Date as quoted on the NASDAQ Global Select Market on such trading day.
“Heartland Closing Date Stock VWAP” means the volume-weighted average trading prices for the Heartland Common Stock for each of the fifteen (15) consecutive trading days ending on and including the trading day immediately preceding the fifth (5th) Business Day preceding the Closing Date, rounded to three decimal places, as quoted on the NASDAQ Global Select Market on such trading day.
“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business); (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the Ordinary Course of Business); (f) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (g) all obligations of others secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (i) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business); and (j) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
“Indemnification Waiver Agreements” means an agreement, in a form acceptable to Heartland, between the KSOP Trustees, on the one hand, and the Surviving Corporation and Heartland, on the other hand, pursuant to which the KSOP Trustees will waive any rights to indemnification from the Surviving Corporation, Heartland or any of their Affiliates provided for in the KSOP Trust (including, for the avoidance of doubt, Section 9.01 thereof) or any other document.
“Index” means the KBW NASDAQ Regional Banking Index (KRX) or, if such index is not available, such substitute or similar index as substantially replicates the KBW NASDAQ Regional Banking Index (KRX).
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Heartland Stock Price” means $49.88.

“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.
“Intangible Asset” means any asset of any AIM Entity that is considered an intangible asset under GAAP, including goodwill.
“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.
“Interbank Indebtedness” means the Indebtedness owed to InterBank on the Closing Date by AIM pursuant to the Amended and Restated Loan and Security Agreement dated as of September 18, 2017 (as amended effective as of July 1, 2019) between AIM, as Borrower, and InterBank, as Lender, together with any interest accrued thereon and any prepayment premiums or penalties, and any other fees, expenses and other amounts payable as a result of the prepayment or discharge of such Indebtedness on the Closing Date.
“IRS” means the Internal Revenue Service.
“JHA” means Jack Henry & Associates, Inc.
“JHA Contract” means the Master Agreement, dated September 27, 2017, between AimBank and JHA, any and all ancillary, related or supplemental contracts, agreements and instruments thereto, and all amendments related to the foregoing.
“Knowledge of AIM” or other similar phrase means the knowledge of a director or executive officer of AIM or AimBank after due inquiry.
“Knowledge of Heartland” or other similar phrase means the knowledge of a director or executive officer of Heartland after due inquiry.
“KSOP” means the AIM Bancshares, Inc. 401(k) and Employee Stock Ownership Plan, dated January 1, 2007, and most recently amended and restated as of January 1, 2018, as amended through the date hereof.
“KSOP Trust” means the trust established and maintained in connection with the KSOP, which is referred to in the KSOP.
“KSOP Trustees” means the Trustees (as defined in the KSOP).
“KSOP Trustees’ Certificate” means a certificate from the KSOP Trustees stating, in addition to other items reasonably requested by Heartland, that (a) in connection with the Merger and the other transactions contemplated hereby, all pass-through voting requirements with respect to the KSOP have, to the extent applicable, been satisfied and (b) the KSOP Trustees have received an opinion from an independent valuation firm stating that (i) the consideration received by the KSOP pursuant to this Agreement for the shares of AIM Common Stock held by the KSOP is not less than the “adequate consideration” (as defined in Section 3(18) of ERISA) of such shares, and (ii) the terms and conditions of this Agreement, taken as a whole, are in the best interest of the KSOP from a financial point of view; provided, however, that such certificate may state that (1) none of the KSOP Trustees is a licensed financial or investment advisor and (2) the statements contained in clause (b) above are based on the financial expertise of the KSOP Trustees in their capacities as the KSOP Trustees and executive officers and directors of AIM.
“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition, or results of operations of the AIM Entities, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be; provided, however, that “Material Adverse Effect” will not be deemed to include the impact of (a) changes after the date hereof in Laws of general applicability to banks and bank holding companies, (b) changes after the date hereof in GAAP or regulatory accounting requirements generally applicable to banks and bank holding companies, (c) changes after the date hereof in economic conditions generally affecting banks and bank holding companies, (d) the public announcement of the Merger, (e) any outbreak of hostilities or any new declared or undeclared acts of war, and (f) with respect to the AIM Entities, the effects of any action taken with the prior consent of Heartland or as otherwise required by this Agreement; further provided, however, that the effect of any of the changes described in clauses (a) through (c) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on AIM Entities as a whole, on the one hand, or Heartland and its Subsidiaries as a whole, on the other hand, as measured relative to similarly situated companies in the financial services industry.
“NDA” means the Confidentiality and Non-Disclosure Agreement dated August 22, 2019 between Heartland and AIM.
“Ordinary Course of Business” means the ordinary course of business of the AIM Entities consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made and adequate accruals or reserves have been established in connection with any such contest), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (c) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Leased Operating Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to any AIM Entity, (e) Encumbrances reflected in the Latest Balance Sheets and the Related Financial Statements or arising under Material Contracts and (f) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (i) that is maintained or contributed to by any of the AIM Entities or any Commonly Controlled Entity, (ii) that any of the AIM Entities or any Commonly Controlled Entity has committed to implement, establish, adopt or contribute to in the future, (iii) for which any of the AIM Entities or any Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor’s affiliation with any of the AIM Entities or their shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by any of the AIM Entities or any Commonly Controlled Entity for the benefit of its employees or former employees) or (iv) for or with respect to which any of the AIM Entities or any Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which none of the AIM Entities nor any Commonly Controlled Entity has any present or potential future Liability.
“Recent AIM Acquisitions” means the acquisitions by AIM and AimBank of (a) High Plains Bancshares, Inc. and its wholly owned Subsidiary, Muleshoe State Bank, that was completed on April 7, 2017, (b) Platinum Bancshares of Texas, Inc. and its wholly owned Subsidiary, Platinum Bank, that was completed on April 26, 2018, and (c) Union BancShares,

Inc. and its wholly owned Subsidiary, FNB New Mexico, that was completed on October 18, 2019.
“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.
“Schedule” means any of the Disclosure Schedules or Schedule 1.
“Severance Costs” means all amounts paid or payable to any employee or non-employee director of any AIM Entity as a result of the execution of this Agreement or the performance and consummation of the transactions contemplated hereby (including any amounts due and payable pursuant to any existing employment, change in control, salary continuation, deferred compensation, non-competition, retention, bonus or other similar agreement, plan or arrangement); provided, however, that Severance Costs will not include any payments made by Heartland pursuant to Section 6.4(d).
“Statutory Declaration of Trust” means the declarations of trust contained in the Amended and Restated Declaration of Trust dated March 26, 2003 among U.S. Bank National Association, as Institutional Trustee, AIM (as successor in interest to Union BancShares, Inc.), as Sponsor, and Scott L. Wade and Jeremy Ferrell, as Administrators.
“Statutory Trust Agreements” means the Statutory Trust Debentures, the Statutory Trust Declaration of Trust, the Statutory Trust Guarantee, the Statutory Trust Indenture and the Statutory Trust Securities.
“Statutory Trust Debentures” means the debentures issued pursuant to the Statutory Trust Indenture.
“Statutory Trust Debt” means the aggregate principal outstanding under the Statutory Trust Debentures.
“Statutory Trust Guarantee” means the Guarantee of AIM (as successor in interest to Union BancShares, Inc.) dated as of March 26, 2003, between AIM and U.S. Bank National Association, as Guarantee Trustee.
“Statutory Trust Indenture” means the Indenture dated as of March 26, 2003 between AIM (as successor in interest to Union BancShares, Inc.), as Issuer, and U.S. Bank National Association, as Trustee.
“Statutory Trust Securities” means the Common Securities and Capital Securities issued pursuant to the Statutory Declaration of Trust.
“Statutory Trust” means Union BancShares Statutory Trust I, a Connecticut statutory trust.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term will not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of AIM determines in its good faith judgment, after consultation with, and receipt of written advice from, its financial advisors (which advice will be communicated to Heartland), to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (a) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and any other relevant factors permitted under applicable Law, (b) after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board of Directors of AIM has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then (c) after taking into account any amendment or modification to this Agreement proposed by Heartland.
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.
“Transaction Expenses” means all amounts paid, to be paid, accrued or to be accrued by any AIM Entity (or by Heartland or FB&T, as successor to, or owner of, any such AIM Entity) that arise out of or in connection with the execution of this Agreement and the performance and consummation of the transactions contemplated hereby (whether arising before, at or after the Effective Time), including (a) legal, accounting and financial advisory fees or commissions, (b) Severance Costs, (c) termination fees or other expenses, up to an aggregate amount of $2,500,000, incurred in connection with the termination of any Contract of any AIM Entity (including Contracts relating to information technology or card services); provided, however, that the aggregate amount of termination fees and other expenses incurred by AimBank as a result of the termination of the JHA Contract shall be limited to the amount of such termination fees and other expenses that would be incurred if such data processing conversion and termination occurred on November 1, 2020, unless on or before the Determination Date, Heartland and JHA agree that such data processing conversion and termination will occur on a date that is subsequent to November  1, 2020, in which case such termination fees and other expenses shall be determined as of such agreed-upon date; provided further, however, that any termination fees or other expenses incurred in connection with the termination of any Contract of any AIM Entity in excess of $2,500,000 will be divided equally between Heartland and AIM; and provided further, however, that AIM will not be required to pay any such additional termination fees and other expenses in an amount in excess of $300,000, (d) payments made in connection with the termination of any Plans, unless the amount of such payments has been accrued by AIM, (but excluding the Option Consideration), (e) the amount of any expenses incurred by any AIM Entity in connection with the prepayment of Indebtedness by any of them occurring as a result of such transactions, (f) premiums or other expenses relating to the D&O Insurance, (g) signing bonuses paid to Wade or Ferrell (to the extent not included in Severance Costs), and (h) any payments made by AIM or AimBank in connection with the Employment Agreements or the termination of the Additional Compensation Agreements.
“Wade Employment Agreement” means the Employment Agreement dated as of the date hereof among Heartland, AIM and Wade, which will become effective as of the Effective Time and provide for payout of deferred compensation amounts under, and the termination of the Deferred Compensation Agreement, dated September 30, 2012, between AimBank and Wade, the Non-Disclosure and Noncompetition Agreement, dated March 27, 2014, between AimBank and Wade and the Additional Compensation Agreement, dated March 27, 2014, between AimBank and Wade.
The following terms not defined above are defined in the sections indicated below:

Definition	Defined
ABFI	4.1(b)
ABFI Common Stock	4.3(c)
Affordable Care Act	4.25(k)
Agreement	Preamble
AIM	Preamble
AIM Annual Financial Statements	4.5(a)
AIM Board Recommendation	6.2(a)
AIM Common Stock	Recitals
AIM Employees	4.24(j)
AIM Financial Statements	4.5(a)
AIM IT Systems	4.19(c)
AIM Regulatory Reports	4.10
AIM Shareholder Meeting	6.2(a)
AIM Stock Option	2.9
AimBank	Recitals
AimBank Annual Financial Statements	4.5(b)
AimBank Common Stock	4.3(a)
AimBank Financial Statements	4.5(b)
ALLL	4.8
Bank Holding Company Act	3.1
Bank Merger	Recitals
Bank Merger Agreement	Recitals

Bank Regulators	4.18
Bank Regulatory Approvals	3.2(b)
Blue Sky Laws	3.2(b)
Bottom Threshold Amount	2.4
Change of AIM Board Recommendation	6.2(a)
Closing	2.11
Closing Date	2.11
Code	Recitals
D&O Insurance	6.7(b)
Delaware Certificate of Merger	2.2(d)
Departments	4.24(d)
DGCL	2.1
Dissenting Shareholder	2.8(a)
Dissenting Shares	2.8(b)
Downwardly Adjusted Cash Consideration	2.4
Effective Date	2.2(d)
Effective Time	2.2(d)
Employment Agreements	Recitals
Environmental Costs	4.17(a)(i)
Environmental Law	4.17(a)(ii)
Exchange Act	3.2(b)
Exchange Ratio	2.3(a)
Executive Severance Agreement	Recitals
Expenses	8.3
FB&T	Preamble
FB&T Subsidiaries	3.1(b)
FDIA	3.1(b)
FDIC	3.2(b)
Fractional Share Amount	2.3(b)
FRB	3.2(b)
Ferrell	Recitals
Hazardous Materials	4.17(a)(iii)
Heartland	Preamble
Heartland 10-K Reports	3.5(a)
Heartland 10-Q Report	3.5(a)
Heartland Common Stock	Recitals
Heartland Plans	6.4(c)
Heartland Regulatory Reports	3.7(a)
Heartland Series A Preferred Stock	3.4
Heartland Series B Preferred Stock	3.4
Heartland Series C Preferred Stock	3.4
Heartland Series D Preferred Stock	3.4

Hillworth	4.23
Indemnified Party	6.7(a)
Latest Balance Sheets	4.5(c)
Latest AIM Balance Sheet	4.5(a)
Latest AimBank Balance Sheet	4.5(b)
Leased Real Property	4.15(c)
Letter of Transmittal	2.7(a)
List	4.17(a)(iv)
Material Contracts	4.21(a)
Materially Burdensome Regulatory Condition	7.1(a)
Merger	Recitals
Merger Consideration	2.3(a)
NASDAQ	3.2(b)
New Mexico Offices	Recitals
NMB&T	Recitals
Operating Real Property	4.15(c)
Option Consideration	2.9
OREO	4.7(c)
Owned Real Property	4.15(b)
Payoff Letter	7.3(m)
Proxy Statement/Prospectus	6.2(b)
Real Property	4.15(c)
Registration Statement	6.2(b)
Regulatory Action	4.17(a)(v)
Related AIM Statements	4.5(a)
Related AimBank Statements	4.5(b)
Related Financial Statements	4.5(c)
Release	4.17(a)(vi)
Representatives	5.8(a)
Required Consents	5.6
Required AIM Shareholder Vote	4.2(a)
Retention Agreements	Recitals
SEC	3.5(a)
Securities Act	3.2(b)
Senior Executives	Recitals
Special Dividend Payments	6.1(b)
Stephens	3.15
Stock Consideration	2.3(a)
Surviving Corporation	2.1
Termination Date	8.1(d)(i)
TBOC	2.1
TDB	3.2(b)

Texas Certificate of Merger	2.2(d)
TFC	3.2(a)
Third-Party Environmental Claim	4.17(a)(vii)
Upwardly Adjusted Cash Consideration	2.4
Shareholder Voting Agreement	Recitals
Wade	Recitals
Work Permits	4.24(d)

ARTICLE 2
MERGER

2.1 The Merger. Under the terms of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 7, at the Effective Time, AIM will be merged with and into Heartland. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the “DGCL”) and Chapter 10, Subchapter A of Title 1 of the Texas Business Organizations Code (the “TBOC”).
2.2 Effect of Merger.
(a) At the Effective Time, AIM will be merged with and into Heartland, and the separate existence of AIM will cease. The Charter and the Bylaws of Heartland, as in effect immediately prior to the Effective Time, will be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law. The directors and officers of Heartland immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and will qualify.
(b) At the Effective Time and thereafter, the Surviving Corporation will be responsible and liable for all the Liabilities, Indebtedness and penalties of each of Heartland and AIM.
(c) At the Effective Time and thereafter, the Surviving Corporation will possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Heartland and AIM; all property, real, personal and mixed, and all Indebtedness due on whatever account, and all and every other interest, of or belonging to or due to each of Heartland and AIM, will be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Heartland or AIM, will not revert or be in any way impaired by reason of the Merger.
(d) To effect the Merger, the parties hereto will cause a Certificate of Merger substantially in the form attached hereto as Exhibit D (the “Delaware Certificate of Merger”) and a Certificate of Merger substantially in the form attached hereto as

Exhibit E (the “Texas Certificate of Merger”) relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Texas, respectively. The Merger will become effective upon the filing of the Delaware Certificate of Merger and the Texas Certificate of Merger or at a time designated in such filings. As used herein, the term “Effective Date” will mean the date on which the Merger will become effective as provided in the preceding sentence, and the term “Effective Time” will mean the time on the Effective Date when the Merger will become effective. The Effective Date and the Effective Time will take place on the Closing Date.
2.3 Conversion of AIM Common Stock.
(a) To effectuate the Merger, at the Effective Time, and without any further action of Heartland, AIM or any AIM Shareholder, each issued and outstanding share of AIM Common Stock (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares) will be canceled and extinguished and be converted into and become a right to receive (i) subject to Section 2.4, the Cash Consideration, and (ii) subject to Section 2.5, 207.0 shares (the “Exchange Ratio”) of Heartland Common Stock (the “Stock Consideration” and, together with the Actual Cash Consideration, the “Merger Consideration”).
(b) No fractional shares of Heartland Common Stock will be issued for AIM Converted Common Shares, and in lieu of any fractional share, Heartland will pay to each holder of AIM Converted Common Shares who otherwise would be entitled to receive a fractional share of Heartland Common Stock an amount of cash (without interest) equal to the product of (i) the Heartland Closing Date Stock Price multiplied by (ii) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).
(c) Each share of AIM Common Stock held as treasury stock of AIM or held directly or indirectly by Heartland, other than shares held in a fiduciary capacity or in satisfaction of Indebtedness previously contracted, will be canceled, retired and cease to exist, and no exchange or payment will be made with respect thereto.
2.4 Adjustment to Cash Consideration for Changes in Adjusted Tangible Common Equity. If the Adjusted Tangible Common Equity is less than $145,000,000 (the “Bottom Threshold Amount”), the Cash Consideration will be reduced by an amount equal to (a) the amount by which the Adjusted Tangible Common Equity is below the Bottom Threshold Amount, divided by (b) the AIM Common Shares Outstanding (the “Downwardly Adjusted Cash Consideration”). If the Adjusted Tangible Common Equity is greater than $148,000,000, the Cash Consideration will be increased by an amount equal to (i) the lesser of (x) $5,000,000, and (y) the amount by which the Adjusted Tangible Common Equity is above $148,000,000, divided by (ii) the AIM Common Shares Outstanding (the “Upwardly Adjusted Cash Consideration”). In the event that the Effective Time occurs prior to June 30, 2020, the Bottom Threshold Amount will be reduced by an amount equal to the product of (A) $70,000, multiplied by (B) the number of calendar days from the Effective Time through June 30, 2020.

2.5 Adjustments to Heartland Common Stock. In the event Heartland changes (or establishes a record date for changing) the number of shares of Heartland Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Heartland Common Stock, or Heartland declares a stock dividend or extraordinary cash dividend, and the record date therefor will be prior to the Effective Date, the Exchange Ratio will be proportionately adjusted.
2.6 Rights of Holders of AIM Common Stock; Capital Stock of Heartland.
(a) At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the AIM Converted Common Shares will be deemed for all purposes to evidence the right to receive the Stock Consideration and the Actual Cash Consideration for each AIM Converted Common Share, and the record holder of such outstanding stock certificate will, after the Effective Time, be entitled to vote the shares of Heartland Common Stock into which such shares of AIM Common Stock will have been converted on any matters on which the holders of record of Heartland Common Stock, as of any date subsequent to the Effective Time, will be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by AIM containing the names and addresses of the holders of record of AIM Common Stock at the Effective Time.
(b) At and after the Effective Time, each share of capital stock of Heartland issued and outstanding immediately prior to the Effective Time will remain an issued and existing share of capital stock of the Surviving Corporation and will not be affected by the Merger.
2.7 Payment and Exchange of Certificates.
(a) Payment of Merger Consideration; Exchange of Certificates. Within 10 Business Days after the Closing, Heartland or a paying agent appointed by Heartland will cause to be distributed to each AIM Shareholder a letter of transmittal or other appropriate materials to facilitate the surrender of certificates representing such shares in exchange for the Stock Consideration and the Actual Cash Consideration for each AIM Converted Common Share (a “Letter of Transmittal”). Within 10 Business Days after surrender to Heartland or to a paying agent appointed by Heartland of any certificate which prior to the Effective Date represented a share of AIM Common Stock, Heartland or such paying agent will distribute to the Person in whose name such certificate is registered, the Stock Consideration and the Actual Cash Consideration, and, if applicable, cash in the amount of any Fractional Share Amount. The Stock Consideration shall be issued in book entry form, unless otherwise requested by an AIM Shareholder.
(b) Failure to Surrender Certificates. Following the return by a paying agent appointed by Heartland, if any, to Heartland of the Merger Consideration held by it, any former AIM Shareholder who has not complied with this Article 2 will thereafter look only to Heartland with respect to the payment of the Merger Consideration, any

Fractional Share Amount and any unpaid dividends and distributions on the Heartland Common Stock deliverable in respect of each share of AIM Common Stock held by such AIM Shareholder. If outstanding certificates formerly representing AIM Converted Common Shares are not surrendered prior to the date on which the Merger Consideration to which any AIM Shareholder is entitled as a result of the Merger would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Merger Consideration will, to the extent permitted by abandoned property and any other applicable Law, become the property of Heartland (and to the extent not in Heartland’s possession will be paid over to Heartland), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, neither Heartland nor any other Person will be liable to any former AIM Shareholder for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.
(c) Lost Certificates. In the event that any certificate representing AIM Converted Common Shares will have been lost, stolen or destroyed, Heartland will issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form reasonably satisfactory to Heartland’s paying agent, the Merger Consideration for each AIM Converted Common Share; provided, however, that Heartland or Heartland’s paying agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct, not to exceed the aggregate amount of such shareholder’s portion of the Merger Consideration, as indemnity against any claim that may be made against Heartland, AIM or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.
(d) Dividends. Until outstanding certificates formerly representing AIM Converted Common Shares are surrendered as provided in Section 2.7(a) and (c), no dividend or distribution payable to holders of record of shares of Heartland Common Stock will be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder, there will be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of Heartland Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.
(e) Full Satisfaction. The Merger Consideration issued and paid upon the surrender for exchange of each AIM Converted Common Share in accordance with the terms and conditions of this Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such AIM Converted Common Share.
2.8 Dissenting Shares.
(a) Notwithstanding any provision of this Agreement to the contrary, any shares of AIM Common Stock held by a Person (a “Dissenting Shareholder”) who has demanded and perfected a demand for appraisal of his, her or its shares of AIM Common Stock in accordance with Chapter 10, Subchapter H, of the TBOC, and, as of the

Effective Time, has neither effectively withdrawn nor lost his, her or its right to such demand will not represent a right to receive Merger Consideration for any share of AIM Common Stock pursuant to Sections 2.3(a), 2.4 and 2.5, but in lieu thereof the holder thereof will be entitled to only such rights as are granted by Chapter 10, Subchapter H, of Title 1 of the TBOC.
(b) Notwithstanding the provisions of Section 2.8(a), if any Dissenting Shareholder demanding payment of fair value of such Dissenting Shareholder’s shares of AIM Common Stock (“Dissenting Shares”) under the TBOC will effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s rights and remedies granted by Chapter 10, Subchapter H, of Title 1 of the TBOC, then, as of the Effective Time or the time of such withdrawal or loss, whichever occurs later, each Dissenting Share will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Sections 2.3(a), 2.4 and 2.5 upon surrender of the certificate or certificates representing such Dissenting Shares.
(c) AIM will give Heartland prompt notice of any written objection by a Dissenting Shareholder to the Merger or any demands by a Dissenting Shareholder for appraisal of his, her or its shares of AIM Common Stock received by AIM in accordance with Chapter 10, Subchapter H, of Title 1 of the TBOC, and Heartland will have the right, at its expense, to direct in all negotiations and proceedings with respect to such demands. AIM will not, except with the prior written consent of Heartland or as otherwise required by Law, make any payment with respect to, settle, or offer to settle, any such demands. Heartland will make any payments, settlement and offers of settlements to Dissenting Shareholders with respect to demands made pursuant to Chapter 10, Subchapter H, of Title 1 of the TBOC.
2.9 AIM Stock Options. At the Effective Time, each option to purchase shares of AIM Common Stock (an “AIM Stock Option”) which is outstanding and unexercised immediately prior to the Effective Time will be cancelled in exchange for the right to receive from Heartland a single lump sum cash payment equal to the product of (a) the number of shares of AIM Common Stock subject to such AIM Stock Option immediately prior to the Effective Time, and (b) the excess of (i) an amount determined by (A) multiplying the Exchange Ratio by the Heartland Closing Date Stock VWAP plus (B) the Actual Cash Consideration, over (ii) the exercise price per share of such AIM Stock Option (the amount determined by the foregoing formula, the “Option Consideration”), less any applicable Taxes required to be withheld with respect to such payment in accordance with Section 2.12. From and after the Effective Time, other than as expressly set forth in this Section 2.9, no holder of an AIM Stock Option will have any other rights with respect to such AIM Stock Option or the AIM Equity Incentive Plan other than the right to receive the Option Consideration. Subject to the foregoing, all AIM Stock Options will terminate at the Effective Time, and the surrender of an AIM Stock Option to Heartland in exchange for the Option Consideration will be deemed a release of any and all rights the option holder had or may have had in respect of such AIM Stock Option or the AIM Equity Incentive Plan. The Option Consideration paid in accordance with the terms and conditions of this Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the AIM Stock Options. By way of example and for clarification purposes only, a sample Option Consideration calculation is set forth on Exhibit F.
2.10 Payment of Interbank Indebtedness. On the Closing Date, Heartland or AIM (in the event Heartland, at its option, provides AIM with funds in the aggregate amount of the Interbank Indebtedness) will pay the aggregate amount of the Interbank Indebtedness (up to a maximum of $2,000,000), plus accrued, but unpaid interest, to InterBank in accordance with the Payoff Letter. For the avoidance of doubt, Heartland will be liable for all other Indebtedness of AIM following the Effective Time pursuant to the Merger by operation of Law.
2.11 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures or at such other location mutually agreed upon by Heartland and AIM. The Closing will take place as soon as practicable once the conditions in Article 7 have been satisfied or waived but in any event within 10 Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(a) Subject to the conditions set forth in this Agreement, on the Closing Date, AIM will deliver to Heartland:
(i) the certificate of AIM, dated the Closing Date, required by Section 7.3(c);
(ii) the certificate of AIM, dated the Closing Date, required by Section 7.3(d);
(iii) a certificate of AIM dated the Closing Date (A) stating the number of shares of AIM Common Stock outstanding immediately prior to the Effective Time, (B) stating that there are no other shares of capital stock of AIM or options, warrants, rights to acquire, or securities convertible into capital stock of AIM outstanding as of the Closing Date other than the AIM Stock Options, (C) the number of shares of AIM Common Stock issuable upon the exercise of the AIM Stock Options immediately prior to the Effective Time and (D) the number of the Dissenting Shares;
(iv) duly executed copies of all Required Consents;
(v) a certificate of the secretary or an assistant secretary of AIM, dated the Closing Date, certifying as to a copy of the text of the resolutions adopted by the Board of Directors of AimBank, and by AIM, as the sole shareholder of AimBank, authorizing the Bank Merger;
(vi) a certificate of the secretary or an assistant secretary of AIM, dated the Closing Date, certifying as to a copy of the text of the resolutions adopted by the Board of Directors of AIM terminating the KSOP;

(vii) certificates representing all outstanding shares of AimBank Common Stock, which will be free of any Encumbrance;
(viii) the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of all of the AIM Entities;
(ix) releases of all Encumbrances on the Real Property, other than Permitted Encumbrances;
(x) certificates dated as of a date not earlier than the third Business Day prior to the Closing executed by appropriate officials of the State of Texas as to the existence of each of the AIM Entities;
(xi) Certificates of Account Status issued by the Texas Comptroller of Public Accounts covering each of the AIM Entities;
(xii) a duly executed FIRPTA statement for purposes of satisfying Heartland’s obligations under Section 1.1445-2 of the Treasury Regulations;
(xiii) duly executed copies of the Retention Agreements entered into by any Senior Executives; and
(xiv) such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (1) evidencing the accuracy of the representations and warranties of AIM, (2) evidencing the performance and compliance by AIM with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.3 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.
(b) Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver to AIM:
(i) the certificate of Heartland, dated the Closing Date, required by Section 7.2(c);
(ii) the certificate of Heartland, dated the Closing Date, required by Section 7.2(d);
(iii) such other certificates, documents and instruments that AIM reasonably requests for the purpose of (1) evidencing the accuracy of the representations and warranties of Heartland, (2) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement;

(iv) a certificate of existence and good standing of Heartland under Delaware law; and
(v) funds in the aggregate amount of the Interbank Indebtedness unless Heartland elects to pay the Interbank Indebtedness directly to InterBank as provided in Section 2.10.
2.12 Withholding. Heartland or its paying agent will be entitled to deduct and withhold from the Merger Consideration and Option Consideration otherwise payable pursuant to this Agreement any amounts required to be withheld or deducted with respect to such consideration under any applicable provisions of all Laws relating to Taxes (including the Code). To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.13 Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder, and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.
2.14 Additional Actions. If, at any time after the Effective Time, Heartland will consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in Heartland its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of the AIM Entities; or (b) otherwise carry out the purposes of this Agreement, Heartland and its proper officers and directors or their designees will be authorized to execute and deliver, in the name and on behalf of any of the AIM Entities all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any of the AIM Entities, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Heartland’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of the AIM Entities and otherwise to carry out the purposes of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to AIM as follows:
3.1 Organization and Qualification.
(a) Heartland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Heartland is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding stock of FB&T, free and clear of any Encumbrance. Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Heartland. Heartland is not in violation of any provisions of its Charter and Bylaws.
(b) FB&T is a Texas state banking association authorized to conduct business as a bank in Texas duly organized, validly existing and in good standing under the Laws of the State of Texas. FB&T has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. FB&T is an insured bank as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Except for PrimeWest Mortgage Corporation, Outsource Lease, Inc., FBT Servicing, Inc. and Foreclosed Properties, Inc. (collectively, the “FB&T Subsidiaries”), FB&T does not have any Subsidiaries. The nature of the business of FB&T does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except for its ownership of FB&T Subsidiaries and permissible bank investments, FB&T has no equity interest, direct or indirect, in any bank or corporation or in any limited liability company, partnership, joint venture or other business enterprise or entity, except as acquired through settlement of Indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. FB&T is not in violation of any provisions of its Charter and Bylaws.
3.2 Authority Relative to this Agreement; Non-Contravention.
(a) Heartland has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which Heartland is a party), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Documents by Heartland and the consummation by Heartland of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Heartland. No other corporate proceedings on the part of Heartland are necessary to authorize this Agreement, the Ancillary Documents (to which Heartland is a party), or to consummate the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements (to which Heartland is a party). This Agreement and the Ancillary Documents (to which Heartland is a party) have been duly executed and delivered by Heartland and constitutes a valid and binding obligation of Heartland, enforceable in accordance with its terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any Contract, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in Section 3.2(b), any Law, order, judgment or decree, which would be breached or violated by its execution, delivery and performance of this Agreement or any of the Ancillary Agreements (to which Heartland is a party) or the consummation by it of the transactions contemplated hereby or thereby. Heartland has caused the Board of Directors of FB&T to approve the Bank Merger, and Heartland has approved the Bank Merger as the sole shareholder of FB&T. No other corporate proceedings on the part of Heartland or FB&T are necessary to authorize the Bank Merger.
(b) No Consent of any Governmental Entity is necessary on the part of Heartland for the consummation by it of the transactions contemplated by this Agreement, except for any approvals or waivers from the Board of Governors of the Federal Reserve System (the “FRB”) for the Merger required under Bank Holding Company Act, any notices to and approvals from the Texas Department of Banking (the “TDB”) required under Chapter 202 of the Texas Finance Code (the “TFC”) and any notices to and approvals from the Federal Deposit Insurance Corporation (the “FDIC”) (such notices, approvals or waivers being herein collectively referred to as the “Bank Regulatory Approvals”); approvals to issue Heartland Common Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), under state securities or blue sky laws and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”); filings with respect to the Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); and the filing with respect to the Merger of the Delaware Certificate of Merger and the Texas Certificate of Merger with the Secretary of State of Delaware and the Secretary of State of Texas, respectively.
3.3 Validity of Heartland Common Stock. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance. Such shares of Heartland Common Stock will be authorized for listing on the NASDAQ Global Select Market or other national securities exchange upon official notice of issuance. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be free of any preemptive rights of the shareholders of Heartland or any other Person. The shares of Heartland Common Stock to be issued pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act; provided, however, that any holders of such shares who become employees of Heartland or any of its Subsidiaries will be subject to Heartland’s insider trading policies (including the “black-out” periods relating to the trading of shares of Heartland Common Stock) to the extent such employees are covered by such insider trading policies.
3.4 Capital Stock. The authorized capital stock of Heartland consists of 60,000,000 shares of Heartland Common Stock, and 200,000 shares of Preferred Stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock (“Heartland Series A Preferred Stock”), 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Heartland Series B Preferred Stock”), 81,698 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series C (“Heartland Series C Preferred Stock”) and 3,000 shares have been designated Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (“Heartland Series D Preferred Stock”). As of September 30, 2019, (a) (i) 36,696,190 shares of Heartland Common Stock were issued and outstanding (and no shares of Heartland Common Stock were held as treasury shares), (ii) 1,019,352 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland’s stock incentive and employee stock purchase plans; (iii) 3,000 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland Series D Preferred Stock; and (iv) no shares of Heartland Common Stock were reserved for issuance to holders of the CIC Bancshares, Inc. 6.5% Subordinated Notes Due 2019 assumed by Heartland on February 5, 2016; and (b) no shares of Heartland Series A Preferred Stock were issued and outstanding; (c) no shares of Heartland Series B Preferred Stock were issued and outstanding; (d) no shares of Heartland Series C Preferred Stock were issued and outstanding, and (e) no shares of Heartland Series D Preferred Stock were issued and outstanding.
3.5 Exchange Act Reports.
(a) Prior to the execution of this Agreement, Heartland has made available to AIM complete and accurate copies of (i) Heartland’s Annual Reports on Form 10K for the years ended December 31, 2016, 2017 and 2018, as amended (the “Heartland 10K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to shareholders used in connection with meetings of Heartland shareholders held since January 1, 2016, and (iii) Heartland’s Quarterly Report on Form 10Q for the quarter ended September 30, 2019 (the “Heartland 10Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates, such documents, together with all other material reports and statements (and any amendments required to be made with respect thereto) that Heartland was required to file with the SEC pursuant to the Exchange Act after January 1, 2019, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) each of the foregoing complied as to form in all material respects with the applicable Laws and rules and regulations of the SEC. Since January 1, 2016, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.
(b) Heartland’s financial statements (including any footnotes thereto) contained in the Heartland 10K Reports and the Heartland 10Q Report were prepared in accordance with GAAP (except that the financial statements set forth in the Heartland 10Q Report may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material) and fairly present, in all material respects, the consolidated financial position of Heartland and its Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.
3.6 No Material Adverse Changes. Since September 30, 2019, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its Subsidiaries that, taken individually or as a whole, has had or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or on the consummation of the transactions contemplated hereby. As of the date hereof, except with respect to the transactions contemplated hereby, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, since September 30, 2019, Heartland and each of its Subsidiaries has conducted its respective business only in the Ordinary Course of Business.
3.7 Reports and Filings; Compliance with Laws.
(a) Since January 1, 2016, each of Heartland and its Subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other Governmental Entity having jurisdiction over it (together with all exhibits thereto, the “Heartland Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Heartland or on the consummation of the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each Heartland Regulatory Report was true and correct in all material respects and complied in all material respects with applicable Laws.
(b) Heartland and its Subsidiaries are, and at all times since January 1, 2016 have been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations.
(c) Since January 1, 2016, each of Heartland and its Subsidiaries has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on Heartland.
(d) Heartland is not a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Heartland adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator that would reasonably be expected to impair the ability of Heartland to obtain the Bank Regulatory Approvals or to operate the Surviving Corporation in the Ordinary Course of Business after the Closing Date.
(e) No Governmental Entity has initiated since January 1, 2017 or currently has pending any proceeding or enforcement action against Heartland or any of its Subsidiaries.
3.8 Community Reinvestment Act. Each Subsidiary of Heartland that is a bank had a rating of “satisfactory” or better as of its most recent CRA examination, and neither Heartland nor any such Subsidiary has been advised of, or has reason to believe that any facts or circumstances exist that would reasonably be expected to cause any such Subsidiary to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits of lower than “satisfactory.”
3.9 Regulatory Approvals. As of the date hereof, Heartland is not aware of any fact or circumstance relating to it or any of its Subsidiaries that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained. Neither Heartland nor any of its Subsidiaries is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that would reasonably be expected to, impair the ability of Heartland to obtain the Bank Regulatory Approvals in a timely fashion or to operate AimBank in the Ordinary Course of Business after the Merger. Heartland has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or fail to grant its consent or approval to such transactions.
3.10 Certain Tax Matters. Neither Heartland nor any of its Subsidiaries has taken or agreed to take any action and, to the Knowledge of Heartland, there are no circumstances, that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
3.11 Litigation. There is no Litigation pending against, or, to the Knowledge of Heartland, threatened against Heartland or its Subsidiaries, before or by any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. To the Knowledge of Heartland, there are no facts that would reasonably be expected to give rise to Litigation against Heartland or any of its Subsidiaries that would have or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries, taken as a whole.
3.12 Financial Ability. Heartland has or will have as of the Closing Date sufficient capital and readily available funds to enable it to consummate the transactions contemplated by this Agreement and to deliver the Actual Cash Consideration as provided for in this Agreement. Heartland’s ability to carry out its obligations under this Agreement is not contingent on additional financing.
3.13 Internal Controls. Heartland and each of its Subsidiaries maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (a) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (b) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of Heartland or such Subsidiary.
3.14 NASDAQ. Heartland is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

3.15 Financial Advisor. Except for fees and other compensation payable to Panoramic Capital Advisors, Inc. and Stephens Inc. (“Stephens”), there are no claims for brokerage commissions, finders’ fees, financial advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Heartland or any of its Subsidiaries.
3.16 Fairness Opinion. Heartland has received an opinion from Stephens addressed to the Board of Directors of Heartland to effect that, as of the date of such opinion, and based upon the assumptions and qualifications contained therein, the Merger Consideration is fair, from a financial point of view, to Heartland.
3.17 No Other Representations or Warranties. Except for the representations and warranties made by Heartland in this Article 3, neither Heartland nor any other Person makes any express or implied representation or warranty with respect to Heartland, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Heartland hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Heartland nor any other Person makes or has made any representation or warranty to AIM or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Heartland, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Heartland in this Article 3, any oral or written information presented to AIM or any of its Affiliates or Representatives in the course of their due diligence investigation of Heartland, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF AIM

AIM hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:
4.1 Organization and Qualification.
(a) AIM is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has the requisite corporate power to carry on its business as now conducted. AIM is a bank holding company registered under Bank Holding Company Act. Except as set forth on Schedule 4.1(a), AIM is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding stock of AimBank, free and clear of any Encumbrance. AIM is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on AIM. The copies of the Charter and Bylaws of AIM, which have been provided to Heartland prior to the date of this Agreement, are correct and complete and reflect all amendments made thereto. AIM is not in violation of any provisions of its Charter and Bylaws.

(b) AimBank is a Texas state banking association authorized to conduct business as a bank in Texas duly organized, validly existing and in good standing under the Laws of the State of Texas. AimBank has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. AimBank is an insured bank as defined in the FDIA. Except for ABFI, Inc. (“ABFI”), AimBank does not have any Subsidiaries. The nature of the business of AimBank does not require it to be, and it is not, qualified to do business in any jurisdiction other than the States of Texas and New Mexico. The copies of the Charter and Bylaws of AimBank, which have been provided to Heartland prior to the date of this Agreement, are correct and complete and reflect all amendments made thereto. AimBank is not in violation of any provisions of its Charter and Bylaws.
(c) ABFI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has the requisite corporate power to carry on its business as now conducted. AimBank is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding stock of ABFI, free and clear of any Encumbrance. The nature of the business of ABFI does not require it to be, and it is not, qualified to do business in any jurisdiction other than the State of Texas. The copies of the Charter and Bylaws of ABFI, which have been provided to Heartland prior to the date of this Agreement, are correct and complete and reflect all amendments made thereto. ABFI is not in violation of any provisions of its Charter and Bylaws.
(d) The Statutory Trust is duly organized and validly existing under the Laws of the State of Connecticut. AIM is, and as of the Closing Date, will be the lawful record and beneficial owner of all of the Statutory Trust Securities that are common securities. The copies of the Statutory Trust Declaration of Trust which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto as of the date of this Agreement. The Statutory Trust is not in violation of any provisions of the Statutory Trust Declaration of Trust.
4.2 Authority Relative to this Agreement; Non-Contravention.
(a) AIM has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which AIM is a party), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Documents by AIM and the consummation by AIM of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of AIM. Other than the approval of the Merger by holders of at least two-thirds of the issued and outstanding shares of AIM Common Stock as of the record date for, and entitled to vote at, the AIM Shareholder Meeting (the “Required AIM Shareholder Vote”), no other corporate proceedings on the part of AIM are necessary to authorize this Agreement, or the Ancillary Documents (to which AIM is a party), or to consummate the Merger or any other transactions contemplated hereby or thereby. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the TBOC or any applicable provisions of the takeover Laws of Texas or any other state (and any comparable provisions of the AIM Charter or Bylaws), apply or will apply to this Agreement or the Merger AIM has caused the Board of Directors of AimBank to approve the Bank Merger, and AIM has approved the Bank Merger as the sole shareholder of AimBank. No other corporate proceedings on the part of AIM or AimBank are necessary to authorize the Bank Merger.
(b) This Agreement and the Ancillary Documents (to which AIM is a party) have been duly executed and delivered by AIM and constitute a valid and binding obligation of AIM, enforceable in accordance with its terms, subject to the Remedies Exception. Except as set forth on Schedule 4.2(b), none of the AIM Entities is subject to, or obligated under, any provision of (i) its Charter, Bylaws or other governing documents, (ii) any Contract, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in Section 4.2(c), any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement and the Ancillary Documents (to which AIM is a party), or the consummation of the transactions contemplated hereby and thereby.
(c) Other than the Bank Regulatory Approvals and the filing of the Texas Certificate of Merger and the Delaware Certificate of Merger, no Governmental Authorization is necessary on the part of any of the AIM Entities for the consummation by AIM of the transactions contemplated by this Agreement and the Ancillary Documents (to which AIM is a party).
4.3 Capitalization.
(a) The authorized capital stock of AIM consists of 100,000 shares of AIM Common Stock, and 1,000,000 shares of preferred stock, no par value per share (the “AIM Preferred Stock”). Of the authorized shares of AIM Common Stock, 24,553.98 shares are issued and outstanding (with 1,594.10 shares of AIM Common Stock held as treasury shares). Of the authorized shares of AIM Preferred Stock, no shares of AIM Preferred Stock are issued and outstanding (with no shares of AIM Preferred Stock held as treasury shares). As of the date hereof, 1,735 shares of AIM Common Stock were reserved for issuance pursuant to outstanding AIM Stock Options.
(b) The authorized capital stock of AimBank consists of 10,000 shares of common stock, $100.00 par value per share (“AimBank Common Stock”). Of the authorized shares of AimBank Common Stock, 1,000 shares of AimBank Common Stock are issued and outstanding (with no shares of AimBank Common Stock held as treasury shares).
(c) The authorized capital stock of ABFI consists of 1,000 shares of common stock, $100.00 par value per share (“ABFI Common Stock”). Of the authorized shares of ABFI Common Stock, one (1) share is issued and outstanding (with no shares of ABFI Common Stock held as treasury shares).

(d) The issued and outstanding shares of AIM Common Stock and AimBank Common Stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights.
(e) Except for the AIM Stock Options and except as set forth on Schedule 4.3(e), there are no options, warrants, conversion privileges or other rights or Contracts obligating any of the AIM Entities to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of capital stock of any of the AIM Entities, or the earnings or other attributes of any of the AIM Entities.
4.4 Ownership of AIM Common Stock. Schedule 4.4 sets forth, for all of the issued and outstanding shares of AIM Common Stock, (a) the name of the holder of such shares, (b) the number of shares of AIM Common Stock owned by each such holder, and (c) the address of each such holder. Except as set forth in Schedule 4.4, there are no shareholder agreements, voting agreements, proxies, voting trusts or other Contracts with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of AIM Common Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on AIM Common Stock, including any restriction on the right of a holder of shares of AIM Common Stock to vote, sell or otherwise dispose of any AIM Common Stock.
4.5 Financial Statements.
(a) Prior to the execution of this Agreement, AIM has made available to Heartland copies of its audited consolidated balance sheets as of December 31, 2016, 2017 and 2018 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “AIM Annual Financial Statements”). AIM has made available to Heartland copies of its unaudited consolidated balance sheets as of September 30, 2018 and 2019, and the related statements of operations for the nine-month periods then ended. The consolidated balance sheet of AIM as of September 30, 2019 is herein referred to as the “Latest AIM Balance Sheet,” and the related statement of income for the nine-month period then ended are herein referred to as the “Related AIM Statements.” The Annual AIM Financial Statements, the Latest AIM Balance Sheet and the Related AIM Statements are collectively referred to as the “AIM Financial Statements.” The AIM Financial Statements are based upon the books and records of the AIM Entities, and have been prepared in accordance with GAAP (except that the Latest AIM Balance Sheet and the Related AIM Statements may not contain all notes required by GAAP and are subject to year-end adjustments, none of which are material except as set forth on Schedule 4.5(a)). The AIM Financial Statements fairly present the consolidated financial position of AIM as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended, as applicable.
(b) Prior to the execution of this Agreement, AIM has made available to Heartland copies of the unaudited balance sheets of AimBank as of December 31, 2016, 2017 and 2018 and the related statements of operations for the years then ended

(collectively, together with any notes thereto, the “AimBank Annual Financial Statements”). AIM has made available to Heartland copies of the balance sheet of AimBank as of September 30, 2019 and the related statement of operations for the nine-month period then ended. The balance sheet of AimBank as of September 30, 2019 is herein referred to as the “Latest AimBank Balance Sheet,” and the related statements of operations for the nine-month period then ended are herein referred to as the “Related AimBank Statements.” The AimBank Annual Financial Statements, the Latest AimBank Balance Sheet and the Related AimBank Statements are collectively referred to herein as the “AimBank Financial Statements.” The AimBank Financial Statements have been prepared in accordance with GAAP (except that the AimBank Financial Statements may not contain all notes required by GAAP and are subject to year-end adjustments, none of which are material except as set forth on Schedule 4.5(b)). The AimBank Financial Statements fairly present the financial position of AimBank as of the dates thereof and the results of operations, changes in shareholder’s equity and cash flows for the periods then ended.
(c) The Latest AIM Balance Sheet and the Latest AimBank Balance Sheet are collectively referred to as the “Latest Balance Sheets,” and the Related AIM Statements and the Related AimBank Statements are collectively referred to as the “Related Financial Statements.”
4.6 Absence of Undisclosed Liabilities. None of the AIM Entities has any Liability and, to the Knowledge of AIM, there is no basis for any present or future Litigation, charge, complaint or demand against any of the AIM Entities, giving rise to any Liability, except (a) as reflected or expressly reserved against in the Latest Balance Sheets, (b) a Liability that has arisen after the date of the Latest Balance Sheets in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law), or (c) obligations under any Contract listed on a Disclosure Schedule to this Agreement or under a Contract not required to be listed on such a Disclosure Schedule.
4.7 Loans; Substandard Loans; OREO; Commitments to Extend Credit.
(a) The documentation relating to each loan made by any AIM Entity and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including Laws relating to the extension of credit).
(b) Except as set forth in Schedule 4.7(b), there are no loans, leases, other extensions of credit or commitments to extend credit of any AIM Entity that has been or, to the Knowledge of AIM, should have been classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. AIM has disclosed all of the “substandard,” “doubtful,” “loss,” “special mention,” “nonperforming” or “problem” loans of each of the AIM Entities on the “watch list” of each such AIM Entity, a copy of which is attached as Schedule 4.7(b). No borrower with respect to a loan of any AIM Entity in excess of $25,000 has: (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief, reorganization or arrangement, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency Law; (ii) made an assignment for the benefit of its creditors; (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other Person with similar power over such borrower or any substantial part of such borrower’s property; (iv) been adjudicated insolvent; or (v) taken any action for the purpose of authorizing any of the foregoing.
(c) Except as set forth in Schedule 4.7(c), none of the AIM Entities has any outstanding loans or assets classified as “Other Real Estate Owned” (“OREO”). Schedule 4.7(c) contains a description of each property classified by any AIM Entity as OREO. Prior to the execution of this Agreement, AIM has delivered the latest appraisal of each property classified as OREO obtained by any AIM Entity. The value of any property classified by any AIM Entity as OREO and reflected on the Latest Balance Sheet was determined on a “fair value less cost to sell” basis. None of the AIM Entities has entered into any Contract obligating it pay for expenses with respect to improvements on, or the development of, any OREO.
(d) Except as set forth in Schedule 4.7(d), none of the AIM Entities currently has (i) any loans or advances which were purchased or (ii) any participations in loans or advances which were bought or sold. Except as set forth on Schedule 4.7(d), since the date of the Latest Balance Sheets, none of the AIM Entities has sold any of its assets with recourse of any kind to such AIM Entity, nor entered into any Contract providing for the sale or servicing of any loan or other asset that constitutes a “recourse arrangement” under any applicable regulations or policy promulgated by a Governmental Entity. None of the AIM Entities has received any request to repurchase any loan, advance or participation therein or other asset sold to a third party, and none of the AIM Entities has been advised by any third-party purchaser of any loan, advance or participation therein or any other asset that such purchaser intends to request that such AIM Entity repurchase such loan, advance or participation therein or other asset.
(e) Except as set forth in Schedule 4.7(e), there are no Contracts binding upon any AIM Entity to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in 12 C.F.R. §32.5), of $500,000 or more.
4.8 Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) is, and will be as of the Effective Time, in compliance with existing methodology of the AIM Entities for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and will be adequate under all standards. None of the AIM Entities has been notified by any Governmental Entity or independent auditor of such AIM Entity, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of the AIM Entities in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of the AIM Entities.

4.9 Deposits. All of the deposits held by AimBank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of AimBank; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements. No deposit of AimBank is a Brokered Deposit (as defined in 12 C.F.R. §337.6(a)(2)) or is subject to any Encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights, escrow limitations and similar actions taken in the Ordinary Course of Business). All of the deposit accounts of AimBank are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund as administered by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid for such insurance have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of AIM, has any such termination or revocation been threatened.
4.10 Reports and Filings. Since January 1, 2016, each of the AIM Entities has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable Governmental Entity having jurisdiction over it, including the FRB, the FDIC and the TDB (together with all exhibits thereto, the “AIM Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on any of the AIM Entities or on the consummation of the transactions contemplated hereby. AIM has provided or made available to Heartland copies of all of AIM Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of AIM Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws.
4.11 Subsidiaries; Off Balance Sheet Arrangements.
(a) Except as set forth on Schedule 4.11(a), AIM owns all of the issued and outstanding shares of AimBank Common Stock, free and clear of all Encumbrances. AimBank owns all of the issued and outstanding shares of ABFI Common Stock, free and clear of all Encumbrances. Except for the shares of AimBank Common Stock owned by AIM and the shares of ABFI Common stock owned by AimBank, none of the AIM Entities owns any stock, limited liability company membership units, partnership interests or any other equity security issued by any other Person, except securities owned by any of the AIM Entities in its investment portfolio in the Ordinary Course of Business and the common securities of the Statutory Trust.
(b) None of the AIM Entities is a party to or member or partner of, or has any commitment to become a party to or member or partner of, any joint venture, off balance sheet limited liability company, off balance sheet partnership or any similar off balance sheet entity, including any structured finance, special purpose or limited purpose entity or Person, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation SK under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or of any material Liabilities of, any of the AIM Entities.

4.12 Books and Records.
(a) The books of account of each of the AIM Entities are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of each of the AIM Entities, and each document upon which entries in books and records of each of the AIM Entities are based is complete and accurate in all material respects.
(b) Each of the AIM Entities maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of the AIM Entities.
(c) Since January 1, 2016, (A) none of the AIM Entities nor, to the Knowledge of AIM, any director, officer, manager, employee, auditor, accountant or representative of any of the AIM Entities, has received notice (written or oral) or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the AIM Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any of the AIM Entities has engaged in improper accounting or auditing practices, and (B) no attorney representing any of the AIM Entities, whether or not employed by such AIM Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by any of the AIM Entities or its respective officers, directors, members, employees or agents to the Board of Directors of any of the AIM Entities or other any committee thereof or, to the Knowledge of AIM, to any officer or director of any of the AIM Entities.
(d) The minute books and stock or equity records of each of the AIM Entities, all of which have been made available to Heartland, except to the extent restricted by applicable Law, are correct in all material respects. The minute books of each of the AIM Entities contain accurate records of all meetings held and actions taken by the holders of stock or other equity interests, the Boards of Directors and committees of the Boards of Directors of each of the AIM Entities (except to the extent minutes have not yet been approved or finalized by such Boards of Directors or committees), and no meeting of any such holders, Boards of Directors or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by such Boards of Directors or other or committees). At the Closing, all such books and records will be in the possession of AIM.
4.13 No Material Adverse Changes. Since the date of the Latest Balance Sheets, there has been no material adverse change in, and no event, occurrence or development in the business of any of the AIM Entities that, taken individually or as a whole and together with any other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on the AIM Entities or materially adversely affect the consummation of the transactions contemplated hereby. Except with respect to the transactions contemplated hereby, since the date of the Latest Balance Sheets, each of the AIM Entities has conducted its business only in the Ordinary Course of Business.
4.14 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Latest Balance Sheets, the Related Financial Statements or on Schedule 4.14, since September 30, 2019, none of the AIM Entities has:
(a) issued or sold any of its equity securities, membership units, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities or membership units, or any bonds or other securities, except deposit and other bank obligations and investment securities in the Ordinary Course of Business;
(b) redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock, membership units or other securities;
(c) split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of capital stock or other securities of any AIM Entity;
(d) incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and, in the case of AimBank, consistent with safe and sound banking practices;
(e) discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and, in the case of AimBank, consistent with safe and sound banking practices;
(f) mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) for Permitted Encumbrances, and (ii) for pledges of assets to secure public funds deposits;
(g) sold, transferred or otherwise disposed of any of its assets or canceled any material Indebtedness or claims or waived any rights of material value, other than those assets sold, transferred or otherwise disposed of for fair value in the Ordinary Course of Business;
(h) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on the AIM Entities;
(i) made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee,

group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business;
(j) made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by Law;
(k) made any single or group of related capital expenditures or commitments therefor in excess of $75,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;
(l) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to any of the AIM Entities;
(m) taken any other action or entered into any other transaction other than in the Ordinary Course of Business;
(n) made any change in its accounting methods or practices, other than changes required by Law made in accordance with GAAP or regulatory accounting principles generally applicable to depository institutions such as AimBank; or
(o) made, modified or revoked any material election with respect to Taxes or consented to any waiver or extension of time to assess or collect any material Taxes;
(p) reversed any amount of its previously established ALLL;
(q) sold any equity securities in its investment portfolio, other than in the Ordinary Course of Business; or
(r) agreed to do any of the foregoing.
4.15 Properties.
(a) The real properties owned by, or demised by lease to, any AIM Entity are listed on Schedule 4.15(a), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which any AIM Entity remains liable), owned, used or occupied by any AIM Entity.
(b) Each AIM Entity owns good and marketable title to each parcel of real property identified on Schedule 4.15(a) as being owned by such AIM Entity (the “Owned Real Property”), free and clear of any Encumbrance except for Permitted Encumbrances.

(c) The leases of real property listed on Schedule 4.15(c) as being leased by any AIM Entity (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property,” and the Real Property occupied by the AIM Entities in the conduct of their respective businesses is hereinafter referred to as the “Operating Real Property”) are in full force and effect, and each of the AIM Entities holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.15(c). The leases for the Leased Real Property are in full force and effect, and one of the AIM Entities holds a valid and existing leasehold interest under the lease for the term listed on Schedule 4.15(c). The Leased Real Property is subject to no Encumbrance or interests that would entitle the owner thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the applicable AIM Entity of its rights under such lease so long as such AIM Entity is not in default under such lease.
(d) Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by the applicable AIM Entity on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiber optic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. None of the AIM Entities is in violation of any applicable zoning ordinance or other Law relating to the Owned Real Property or, to the Knowledge of AIM, the Leased Real Property. None of the AIM Entities has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property, and do not encroach over applicable setback lines. There are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Owned Real Property or, to the Knowledge of AIM, any of the Leased Real Property.
(e) Each of the AIM Entities has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest AIM Balance Sheet, free and clear of all Encumbrances except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest AIM Balance Sheet.
(f) All of the buildings, fixtures, furniture and equipment necessary for the conduct of the businesses of the AIM Entities are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of the AIM Entities owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

(g) Schedule 4.15(g) lists all lease agreements pursuant to which any AIM Entity leases Real Property to any Person other than an AIM Entity. Each such lease agreement is in full force and effect.
4.16 Intellectual Property.
(a) Each of the AIM Entities owns or possesses valid and binding licenses and other rights to use all Intellectual Property that is listed and described in Schedule 4.16 (other than commercially available “shrink wrap” or “click wrap” licenses), and none of the AIM Entities has received any written notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Each of the AIM Entities owns or has a valid right to use the Intellectual Property, free and clear of all liens (except any restrictions set forth in Contracts relating to any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any Contract relating to any of the foregoing. To the Knowledge of AIM, such Intellectual Property is valid and enforceable.
(b) (i) Each of the AIM Entities owns or is validly licensed to use (in each case, free and clear of any Encumbrances, except any restrictions set forth in Contracts relating to any licensed Intellectual Property) all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of AIM, the use of any Intellectual Property by the AIM Entities and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (iii) to the Knowledge of AIM, no Person is challenging, infringing on or otherwise violating any right of any of the AIM Entities with respect to any Intellectual Property owned by and/or licensed by such AIM Entity; and (iv) none of the AIM Entities has received any written notice of any pending Litigation against an AIM Entity with respect to any Intellectual Property used by such AIM Entity, and, to the Knowledge of AIM, no facts or events exist that would give rise to any Litigation against any of the AIM Entities with respect to Intellectual Property.
4.17 Environmental Matters.
(a) As used in this Section 4.17, the following terms have the following meanings:
(i) “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.
(ii) “Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii) “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that would reasonably be expected to cause any injury to human health or safety or to the environment or would reasonably be expected to subject the owner or operator of the Leased Operating Real Property to any Environmental Costs or Liability under any Environmental Law.
(iv) “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.
(v) “Regulatory Action” means any Litigation with respect to any of the AIM Entities brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.
(vi) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.
(vii) “Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.
(b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of AIM, threatened against any AIM Entity.
(c) None of the Owned Real Property, the Leased Real Property or any OREO held by any AIM Entity is listed on a List.
(d) All transfer, transportation or disposal of Hazardous Materials by any of the AIM Entities to properties not owned, leased or operated by such AIM Entity has been in compliance with applicable Environmental Law; and none of the AIM Entities transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.
(e) Except as set forth on Schedule 4.17(e), to the Knowledge of AIM, no Owned Real Property, OREO or Leased Real Property held by any AIM Entity has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.
(f) There has not been any Release of any Hazardous Material by any AIM Entity, or any Person under its control, or, to the Knowledge of AIM, by any other Person, on, under, about, from or in connection with the Owned Real Property and any OREO held by any AIM Entity, including the presence of any Hazardous Materials that have come to be located on or under the Owned Real Property or OREO from another location. To the Knowledge of AIM, there has not been any Release of any Hazardous Material by any AIM Entity, or any Person under its control, or, to the Knowledge of AIM, by any other Person, on, under, about, from or in connection with the Leased Real Property, including the presence of any Hazardous Materials that have come to be located on or under the Leased Real Property from another location.
(g) The Operating Real Property and any OREO held by any of the AIM Entities has been used and operated in compliance with all applicable Environmental Laws.
(h) Each of the AIM Entities has obtained all Governmental Authorizations relating to Environmental Laws necessary for the operations of such AIM Entity, and all such Governmental Authorizations relating to the Environmental Laws are listed on Schedule 4.17(h). Each of the AIM Entities has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.
(i) No Encumbrance has been attached or filed against any of the AIM Entities in favor of any Person for (i) any Liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.
(j) Except as set forth on Schedule 4.17(j), no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Operating Real Property or any OREO held by any of the AIM Entities, or, to the Knowledge of AIM, any other Person. The Real Property and any OREO of any of the AIM Entities contain no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. Except as set forth on Schedule 4.17(j), no aboveground or underground storage tanks are located on or under the Owned Real Property or any OREO held by any of the AIM Entities, or have been located on or under the Owned Real Property or any OREO held by any of the AIM Entities, and then subsequently been removed or filled. To the Knowledge of AIM, no aboveground or underground storage tanks are located on or under the Leased Real Property, or have been located on or under the Leased Real Property, and then subsequently been removed or filled.
(k) To the Knowledge of AIM, no expenditure will be required in order for Heartland or FB&T to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Operating Real

Property or any OREO held by any of the AIM Entities in a manner consistent with the present operation thereof.
4.18 Community Reinvestment Act. AimBank had a rating of “satisfactory” or better as of its most recent CRA examination, and AIM has not been advised of, and has no reason to believe that any facts or circumstances exist that would reasonably be expected to cause any of AIM or AimBank to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, “Bank Regulators”) of lower than “satisfactory.”
4.19 Information Security.
(a) Since January 1, 2016, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of any AIM Entity that would reasonably be expected to result in substantial harm or inconvenience to such customer. AIM has not received written notice of any facts or circumstances exist that would cause any AIM Entity to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999.
(b) The records, systems, controls, data and information of each AIM Entity are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the AIM Entities or their authorized representatives (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the AIM Entities.
(c) All information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the businesses of each of the AIM Entities (collectively, “AIM IT Systems”) have been maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to reasonably ensure proper operation, monitoring and use. The AIM IT Systems are in good working condition to perform all information technology operations necessary to conduct business as currently conducted. None of the AIM Entities has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the AIM IT Systems. The AIM Entities have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without material disruption to, or material interruption in, the conduct of their respective business. None of the AIM Entities is in material breach of any Material Contract related to any AIM IT Systems.
4.20 Tax Matters.
(a) Each of the AIM Entities (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected any Liability for Taxes of the relevant AIM Entity in all material respects, and any Affiliate of such entity, covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on the books of account of the relevant AIM Entity, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(b) Except as set forth on Schedule 4.20(b), each AIM Entity has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.
(c) There are no Encumbrances for Taxes upon any assets of any AIM Entity, except Permitted Encumbrances.
(d) No AIM Entity has requested any extension of time within which to file any Return, which Return has not since been filed.
(e) No deficiency for any Taxes has been proposed, asserted or assessed against any AIM Entity that has not been resolved and paid in full. No waiver, extension or comparable consent given by any AIM Entity regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. Except as set forth on Schedule 4.20(e), there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return of any AIM Entity for any Tax year subsequent to the year ended December 31, 2014, nor is any such Tax audit or other proceeding pending, nor has there been any notice, in writing, or by other means to the Knowledge of AIM, to any AIM Entity by any Governmental Entity regarding any such Tax audit or other proceeding, nor has any such Tax audit or other proceeding been threatened, in writing, or by other means to the Knowledge of AIM, with regard to any Taxes or Returns. Except as set forth on Schedule 4.20(e), there are no outstanding subpoenas or requests for information with respect to any of the Returns of any AIM Entity. No AIM Entity has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.
(f) Except as set forth on Schedule 4.20(f), no additional Taxes will be assessed against any AIM Entity for any Tax period or portion thereof ending on or prior to the Effective Date that will exceed the estimated reserves for Taxes established by the relevant AIM Entity that will be taken into account in determining the Adjusted Tangible Common Equity. There are no unresolved questions, claims or disputes concerning the Liability for Taxes of any AIM Entity.
(g) Schedule 4.20(g) lists all federal, state, local and foreign income Tax Returns filed with respect to the AIM Entities for taxable periods ended on or after December 31, 2014, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of each AIM Entity, as filed with the IRS and all state or local Tax jurisdictions for the years ended December 31, 2016, 2017 and 2018 have been delivered to Heartland.
(h) No AIM Entity has any Liability for Taxes in a jurisdiction where it does not file a Return, nor has any AIM Entity received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.
(i) No AIM Entity is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by any AIM Entity or any other Person that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.
(j) No AIM Entity will be required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a taxable period prior to the Effective Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Effective Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Effective Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Code Section 481 or Code Section 108(i) or comparable provisions of state, local or foreign Tax Law, or for any other reason.
(k) No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to any AIM Entity, which would be binding following the Effective Time, and no such agreements or rulings have been applied for and are currently pending.
(l) Except for the Tax Allocation Agreement, dated as of January 1, 2018, by and between AIM and AimBank, no AIM Entity is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or other arrangements that are not primarily related to Taxes).
(m) No AIM Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No AIM Entity (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was AIM) or (ii) has any Liability for the Taxes of any Person (other than AIM) under Treasury Regulations Section 1.15026 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.
(o) No AIM Entity constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code that (i) took place during the two-year period ending on the date of this Agreement or (ii) could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(p) No AIM Entity has engaged in any transaction that is subject to disclosure under Treasury Regulation Section 1.60114 or 1.60114T, or has participated in any “confidential corporate tax shelter” (within the meaning of Treasury Regulation Section 301.6111-2(a)(2)).
(q) No AIM Entity has a “permanent establishment” in any country other than the United States, as such term is defined under any applicable Tax treaty between the United States and such other country.
(r) No power of attorney granted by any AIM Entity relating to Taxes is currently in force.
(s) AIM has made available to Heartland schedules setting forth the income Tax attributes of each AIM Entity (including current and accumulated net operating losses and the adjusted tax basis of the assets of each AIM Entity) and any applicable limitations on the use of those Tax attributes (including prior limitations under Section 382 of the Code), which are true and correct in all material respects.
(t) Each AIM Entity reported all transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) on the relevant Returns in a manner for which there is substantial authority, or adequately disclosed such transactions on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code. No AIM Entity has omitted from gross income on any Return an amount of income that was properly includible on such Return and that exceeds 25% of the amount of gross income stated in the Return, other than an amount with respect to which information is disclosed on the Return that is sufficient to apprise the IRS of the nature and amount of the item, in accordance with the provisions of Code Section 6501(e)(1)(B)(iii) and Treasury Regulations Section 301.6501(e)-1(a)(1)(iv).
(u) Except as set forth on Schedule 4.20(u), there is no Contract, plan or arrangement, including this Agreement, pursuant to which any current or former employee of any AIM Entity would be entitled to receive any payment as a result of the transactions contemplated by this Agreement that would not be deductible under Section 404 or 162(m) of the Code.
(v) Except as set forth on Schedule 4.20(v), no AIM Entity has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.
(w) No property of any AIM Entity is (i) property that the relevant AIM Entity is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.
(x) None of the Indebtedness of any AIM Entity constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.
(y) No AIM Entity has taken or agreed to take any action, or knows of any circumstances, that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(z) AIM validly elected to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for all periods from January 1, 2007 through December 31, 2017. For all periods from January 1, 2007 through December 31, 2017, AIM also validly elected (or is so treated due to its federal election) to be an “S corporation” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There has been no basis for the revocation or other termination of AIM’s “S corporation” election at any time from January 1, 2007 through December 31, 2017. Neither AIM nor any other Person has taken any action that would have caused AIM to cease being an “S corporation” for federal, state or local Tax purposes at any time from January 1, 2007 through December 31, 2017.
(aa) A valid election was made for AimBank to be a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code for all periods from January 1, 2007 through December 31, 2017. For all periods from January 1, 2007 through December 31, 2017, a valid election was also made for AimBank to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax (or AimBank is so treated in all such states and local jurisdictions due to its federal election). There has been no basis for the revocation or other termination of AimBank’s “qualified subchapter S subsidiary” election at any time from January 1, 2007 through

December 31, 2017, and neither AIM nor any other Person has taken any action that would have caused AimBank to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from January 1, 2007 through December 31, 2017.
(bb) AIM revoked its election to be an “S corporation” in accordance with the requirements of Section 1362(d)(1) of the Code and Treasury Regulations Section 1.13622(a), effective as of January 1, 2018. AIM has been properly treated as a “C corporation” for federal, state and local income Tax purposes for all periods on and after January 1, 2018.
(cc) True and complete copies of the “S corporation” and the “qualified subchapter S subsidiary” elections, any elections made under Sections 1361(d) or (e) of the Code by trusts that are or were at any time shareholders of AIM, the revocation of AIM’s “S corporation” election, and the acceptances by the IRS of such elections have been delivered to Heartland.
(dd) No AIM Entity has any liability for Tax under Section 1374 of the Code that has not been satisfied in full.
(ee) The Statutory Trust is, and has been at all times since its inception, a grantor trust under subpart E, Part I of subchapter J of the Code, and not an association or publicly traded partnership taxable as a corporation. All of the AIM Entities have, at all relevant times since the formation of the Statutory Trust, treated the Statutory Trust as a grantor trust for all U.S. federal, state and local Tax purposes. The Statutory Trust has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected Liability for Taxes (if any) of the Statutory Trust in all material respects. At all times since the issuance of the Statutory Trust Securities that are Capital Securities of the Statutory Trust, the principal amounts, interest and other amounts due and payable on such Capital Securities have been paid in accordance with the terms of the relevant Statutory Trust Indenture and other applicable agreements, without any deferral of interest thereon.
4.21 Contracts and Commitments.
(1)Schedule 4.21(a) lists the following Contracts to which any of the AIM Entities is a party or subject or by which it is bound (such Contracts required to be listed on Schedule 4.21(a), the “Material Contracts”):
(i) any employment, agency, collective bargaining Contract or consulting or independent contractor Contract;
(ii) any written or oral Contract relating to any severance pay for any Person;

(iii) any written or oral Contract creating, modifying, memorializing or otherwise related to any obligation of any of the AIM Entities upon a change of control;
(iv) any Contract to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;
(v) any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $75,000 for any individual contract or $150,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $75,000 for any individual contract or $150,000 in the aggregate for any group of related contracts;
(vi) any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit any AIM Entity from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;
(vii) any stock purchase, stock option, restricted stock or restricted stock unit or stock incentive plan;
(viii) any Contract for capital expenditures in excess of $75,000;
(ix) any partnership agreement, joint venture agreement, limited liability company agreement, agreement among shareholders, investor rights agreement or other similar Contract or arrangement;
(x) any Contract with a Governmental Entity;
(xi) any Contract pursuant to which any AIM Entity grants or makes available, or is granted or receives, any license, or other right requiring an expenditure in excess of $100,000 annually, with respect to any material Intellectual Property in each case that is reasonably necessary to operate the businesses of the AIM Entities in the Ordinary Course of Business consistent, in the case of AimBank, with safe and sound banking practices (other than non-exclusive licenses to commercially available software);
(xii) any Contract relating to Indebtedness of more than $200,000 of any AIM Entity (other than, in the case of AimBank, deposit agreements or repurchase agreements (A) entered into in the Ordinary Course of Business consistent with safe and sound banking practices and on the same terms as those contained in the standard deposit agreement of AimBank, and (B) evidencing deposit Liabilities of AimBank);
(xiii) any Contract the costs of which are Transaction Expenses; and
(xiv) any other Contract material to the businesses of the AIM Entities, taken as a whole, which is not entered into in the Ordinary Course of Business.
(b) Each of the AIM Entities has performed all obligations required to be performed by it prior to the date hereof in connection with the Contracts or commitments set forth on Schedule 4.21(a), and none of the AIM Entities is in receipt of any claim of default under any Contract or commitment set forth on Schedule 4.21(a), except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the AIM Entities or materially adversely affect the consummation of the transactions contemplated hereby. None of the AIM Entities has any present expectation or intention of not fully performing any material obligation pursuant to any Contract or commitment set forth on Schedule 4.21(a). To the Knowledge of AIM, there has been no cancellation, breach or anticipated breach by any other party to any Contract or commitment set forth on Schedule 4.21(a), except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a Material Adverse Effect on the AIM Entities, or materially adversely affect the consummation of the transactions contemplated hereby.
4.22 Litigation. Schedule 4.22 lists all Litigation pending or, to the Knowledge of AIM, threatened against any of the AIM Entities, and each Governmental Order to which any of the AIM Entities is subject. To the Knowledge of AIM, there are no facts that would reasonably be expected to give rise to other Litigation against any of the AIM Entities. None of the matters set forth on Schedule 4.22, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect on the AIM Entities, or the materially adversely affect the consummation of the transactions contemplated hereby.
4.23 Financial Advisor. Except as provided in the engagement letter dated February 28, 2019, by and among AIM, Hillworth LLC and the firm identified on Schedule 4.34, and the fees and compensation payable to the firm identified on Schedule 4.34, there are no claims for brokerage commissions, finders’ fees, financial advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any AIM Entity.
4.24 Employees.
(a) Schedule 4.24(a) lists, as of December 31, 2019, (i) each employee of each of the AIM Entities as of the date of this Agreement, and indicates for each such employee, and in the aggregate, (ii) which AIM Entity employs such employee, (iii) whether such employee is full-time, part-time or on temporary status, (iv) whether such employee is an exempt or non-exempt employee under the Fair Labor Standards Act or applicable state law, (v) whether the employee is a salaried or hourly employee,

(vi) the employee’s annual salary, wages and/or any other compensation arrangement (including compensation payable or for which such employee may be eligible pursuant to bonus, incentive, deferred compensation or commission arrangements), (vii) the number of hours of PTO, vacation time, and/or sick time that the employee has accrued as of the date hereof and the aggregate dollar amount thereof, (viii) the date of commencement of the employee’s employment, (ix) the employee’s position and/or title, (x) whether such employee is or will be on a leave of absence, including any protected leave under federal or state Law, as of the Effective Time, and (xi) whether such employee has any written or oral Contract with any of the AIM Entities or otherwise is other than an employee at-will. To the Knowledge of AIM, no executive or managerial employee of any of the AIM Entities and no significant group of employees of any of the AIM Entities has any plans to terminate his, her or their employment.
(b) Each of the AIM Entities has complied in all material respects with all applicable Laws relating to employment and employment practices and/or the engagement of independent contractors, including but not limited to those Laws relating to the classification of employees as exempt or non-exempt employees or the classification of workers as independent contractors, calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic under any federal, state or local Law), protected leaves of absence (including leave under the Family Medical Leave Act), the protection of whistleblowers, affirmative action and other hiring practices, immigration, occupational safety and health, workers compensation, unemployment insurance, the payment of social security and other Taxes, the protection of confidential information, and/or unfair labor practices under the National Labor Relations Act or applicable state Law, and, to the Knowledge of AIM, there are no facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors.
(c) To the Knowledge of AIM, no employee of any AIM Entity is subject to any secrecy or noncompetition agreement or any other Contract or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the businesses of any AIM Entity as currently conducted.
(d) There are no employees of any AIM Entities who, as of the date of this Agreement, hold a temporary work authorization, including H1B, L1, F1 or J1 visas or work authorizations.
(e) The employment of all employees of any of the AIM Entities who were terminated within the three (3) years prior to the Effective Time was terminated in accordance with any applicable contract terms and applicable Law, and none of the AIM Entities has any Liability under any Contract or applicable Law applicable to any such terminated employee. Except as set forth in Schedule 4.24(e), the transactions contemplated by this Agreement will not cause any AIM Entity to incur or suffer any

Liability relating to, or obligation to pay, severance, termination or other payment to any Person.
(f) None of the AIM Entities is subject to any outstanding Governmental Order requiring any action with respect to or related to the employment of any employees, or the engagement of any independent contractors or consultants, including any temporary, preliminary or permanent injunction.
(g) All loans that any AIM Entity has outstanding to any of its employees were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with such AIM Entity, and all such loans with a principal balance exceeding $100,000, or that are nonaccrual or on the watch list of any AIM Entity, are set forth in Schedule 4.24(g).
(h) No employee of any AIM Entity is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated. Within the last five years, none of the AIM Entities has experienced and, to the Knowledge of AIM, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of AIM, threatened.
(i) No Litigation is pending or, to the Knowledge of AIM, threatened between any AIM Entity and any applicant for employment of such AIM Entity or any of its current or former employees, independent contractors or consultants, or any class or collective of any of the foregoing, including any Litigation in or before:
(i) any federal or state court;
(ii) the Equal Employment Opportunity Commission or any corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;
(iii) the United States Department of Labor or any corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;
(iv) the Occupational Safety and Health Administration or any corresponding state or local agency relating to any claim or charge concerning employee safety or health;
(v) the Office of Federal Contract Compliance or any corresponding state agency;
(vi) the IRS or any corresponding state agency;

(vii) the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation; and/or
(viii) any Texas or other state Governmental Entity;
and, to the Knowledge of AIM, there are no facts that would form a reasonable basis for any such Litigation.
(j) Each of the AIM Entities has correctly classified its current and former employees (collectively, the “AIM Employees”) as exempt or non-exempt in compliance with the Fair Labor Standards Act and/or any corresponding state Law.
(k) Each of the AIM Entities has classified all independent contractors in compliance with the Fair Labor Standards Act and/or any corresponding state Law.
(l) Each of the AIM Entities has paid in full to all AIM Employees all wages, salaries, bonuses and commissions due and payable to such employees under any contract or Law, and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees, and has withheld and paid all amounts required by Law to be withheld and paid from the compensation paid to AIM Employees, as Taxes or otherwise, and it not liable for any arrears of wages or Taxes or any penalties for failure to comply with the foregoing.
(m) There has been no lay-off of employees or work reduction program undertaken by or on behalf of any AIM Entity in the past two years, including any termination program for purposes of the Age Discrimination in Employment Act or any plant closing or mass layoff for purposes of the WARN Act, and no such program has been adopted by any AIM Entity or been publicly announced.
(n) Each of the AIM Entities properly has maintained all insurance related to the employment of any AIM Employee, including workers’ compensation and unemployment insurance coverage, to the extent required by any Law. There are no workers’ compensation or unemployment claims pending against any of the AIM Entities or, to the Knowledge of AIM, any facts that would reasonably give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims.
(o) Except as set forth on Schedule 4.24(o), none of the AIM Entities is under any obligation related to the garnishment of wages for any of its employees as of the date of this Agreement.
(p) Each of the AIM Entities has implemented commercially reasonable policies and practices for the protection of confidential and proprietary business information, including intellectual property, and has required each AIM Employee who has or reasonably could have been expected to have access to confidential or proprietary business information of any of the AIM Entities to acknowledge and agree in writing to comply with policies of the AIM Entities regarding the protection of all such confidential and proprietary business information (which policies AIM believes are reasonable and customary in the banking industry).
4.25 Employee Benefit Plans.
(a) Schedule 4.25(a) sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be Tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any AIM or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of any AIM Entity, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.
(b) There is no corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with any of the AIM Entities within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with any of the AIM Entities within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of Persons providing services to any of the AIM Entities as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which any of the AIM Entities is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.
(c) AIM has made available to Heartland true and complete copies of, where applicable: (i) the most recent determination letter, if any, received by any AIM Entity from the IRS regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the IRS that each trust established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including the Department of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.
(d) Schedule 4.25(d) identifies each employee of the AIM Entities who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.
(e) With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 4.25(e) identifies: (i) each AIM Employee or qualifying beneficiary who has elected continuation; and (ii) each AIM Employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.
(f) (i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination, opinion or advisory letter stating that they are so qualified; (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination, opinion or advisory letter stating that they are so tax exempt; (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been maintained and administered (both in form and operation) materially in accordance with the documents and instruments governing the Plans and applicable Law; (v) all reports and filings with governmental agencies (including the Department of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects; and (vii) each of the AIM Entities has made a good faith effort to comply with the reporting and taxation requirements for FICA Taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.
(g) (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been timely made in accordance with applicable Law, (ii) a proper accrual has been made on the books of account of each of the AIM Entities for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or Section 419A of the Code or otherwise) and (iv) none of the AIM Entities has any liabilities with respect to any Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, and (v) to the Knowledge of AIM, none of the AIM Entities has any actual or potential Liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating.
(h) Except as disclosed on Schedule 4.25(h):
(i) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits;
(ii) the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;
(iii) the consummation of the transactions contemplated by this Agreement will not: (A) entitle any AIM Employee to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee;
(iv) none of the AIM Entities has been notified that any Plan is currently under examination or audit by the Department of Labor, the IRS, the Pension Benefit Guaranty Corporation or the SEC;
(v) to the Knowledge of AIM, none of the AIM Entities has any actual or potential Liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and
(vi) with respect to the Plans, to the Knowledge of AIM, none of the AIM Entities has any Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.
(i) Except as disclosed on Schedule 0:
(i) all accruals required under FAS 106 and FAS 112 have been properly accrued on the financial statements of each of AIM Entities;

(ii) no condition, Contract or Plan provision limits the right of any of the AIM Entities to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code); and
(iii) none of the AIM Entities has any liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans identified on Schedule 0, or (B) health care continuation benefits described in Section 4980B of the Code.
(j) Each Plan, or other nonqualified deferred compensation plan of any of the AIM Entities, that is subject to Section 409A of the Code has been designed and has been administered in compliance with Section 409A and the Treasury Regulations thereunder.
(k) Each Plan that is also a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”) is in compliance with the applicable terms of the Affordable Care Act. Each of the AIM Entities and each Commonly Controlled Entity offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. Each Plan that is also a “group health plan” under the Affordable Care Act is operated in compliance with:
(i) market reform mandates set forth under Public Health Services Act Sections 2701 through 2709 and Sections 2711 through 2719A;
(ii) fees and reporting requirements for Patient-Centered Outcomes Research under Code Section 4376 and applicable regulations and transitional reinsurance under 45 C.F.R. Sections 153.10 through 153.420;
(iii) income exclusion provisions under Code Sections 105, 106 and 125;
(iv) information reporting rules as set forth under Sections 6051(a)(14), 6055 and 6056 of the Code; and
(v) standards for electronic transactions and operating rules under Sections 1171 and 1173 of the Social Security Act.
4.26 KSOP Trustees. The Persons set forth on Schedule 4.26 are the duly appointed KSOP Trustees, with the power and authority to act on behalf of the KSOP (a) as fiduciary of the KSOP in the manner described in Section 3(21)(A) of ERISA and (b) on behalf of the KSOP to the extent specified in the KSOP and any related trust or other documents.
4.27 Insurance. (a) Schedule 4.27 hereto lists each insurance policy and bond maintained by each AIM Entity with respect to its properties and assets, or otherwise and (b) Confidential Annex 4.27 contains certain representations and warranties of AIM relating to insurance policy coverage. Prior to the date hereof, AIM has delivered to Heartland complete and accurate copies of each of the insurance policies and bonds described on Schedule 4.27. All such insurance policies and bonds are in full force and effect, and none of the AIM Entities is in default with respect to its obligations under any of such insurance policies. There is no claim by any of the AIM Entities pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Each of the AIM Entities will after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing, including pursuant to the D&O Insurance tail policy.
4.28 Affiliate Transactions. Except as set forth on Schedule 4.28, none of the AIM Entities or any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof will mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement with any AIM Entity or any other Contract with such AIM Entity (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of any AIM Entity.
4.29 Compliance with Laws; Permits.
(a) Except as set forth on Schedule 4.29, each of the AIM Entities is, and at all times since January 1, 2015 has been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including (to the extent applicable) the Bank Holding Company Act, the FDIA, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks, banking and mortgage lending; and no claims have been filed by any Governmental Entity against any AIM Entity alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity.
(b) Since January 1, 2015, none of the AIM Entities has been advised of, and AIM has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause any AIM Entity to be deemed to be operating its business in violation of any provision of the Bank Secrecy Act, the USA PATRIOT Act of 2001 or any Governmental Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law or Governmental Order issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
(c) Since January 1, 2015, each of the AIM Entities has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on any AIM Entity.
(d) None of the AIM Entities or any of their respective properties is a party to or is subject to any order, decree, directive, agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has any of the AIM Entities adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator. The AIM Entities have paid all assessments made or imposed by any Bank Regulator.
(e) None of the AIM Entities has been advised by, nor, to the Knowledge of AIM, do any facts exist which would reasonably be expected to give rise to an advisory notice by, any Bank Regulator that such Bank Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.
(f) (i) No Governmental Entity has initiated since December 31, 2015 or has pending any proceeding, enforcement action or, to the Knowledge of AIM, investigation or inquiry into the business, operations, policies, practices or disclosures of any of the AIM Entities (other than normal examinations conducted by a Bank Regulator in the Ordinary Course of the Business of such AIM Entity), or, to the Knowledge of AIM, threatened any of the foregoing, and (ii) there is no unresolved violation, criticism, comment or exception by any Bank Regulator with respect to any report or statement relating to any examinations or inspections of any of the AIM Entities.
4.30 No Fiduciary Accounts. Except as disclosed on Schedule 4.30, none of the AIM Entities acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor).
4.31 Interest Rate Risk Management Instruments.
(a) Schedule 4.31 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which any AIM Entity is a party or by which any of its properties or assets may be bound. AIM has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.
(b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which any of the AIM Entities is a party or by which any of its properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance in all material respects with prudent banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by Remedies Exceptions), and are in full force and effect. Each of the AIM Entities has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of AIM, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.32 No Guarantees. No Liability of any AIM Entity is guaranteed by any other Person, nor, except as set forth in Schedule 4.32, has any AIM Entity guaranteed the Liabilities of any other Person.
4.33 Regulatory Approvals. AIM is not aware of any fact or circumstance relating to any AIM Entity that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained.
4.34 Fairness Opinion. AIM has received an opinion from the firm set forth on Schedule 4.34 addressed to the Board of Directors of AIM to the effect that, as of the date of such opinion, and based upon the assumptions, qualifications contained therein, the Merger Consideration is fair, from a financial point of view, to the holders of AIM Common Stock. AIM has obtained the authorization of such firm to include a copy of its fairness opinion in the Proxy Statement/Prospectus.
4.35 Transactions in Securities.
(a) All offers and sales of capital stock of AIM by AIM were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act and any applicable state securities Laws.
(b) None of the AIM Entities, and, to the Knowledge of AIM, (i) no director or executive officer of such AIM Entities and (ii) no Person related to any such director or executive officer by blood, marriage or adoption and residing in the same household has purchased or sold, or caused to be purchased or sold, any AIM Common Stock or other AIM securities in violation of any applicable provision of federal or state securities Laws.
4.36 Registration Obligation. Neither AIM nor AimBank is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.
4.37 Recent AIM Acquisitions.
(a) Except for the Recent AIM Acquisitions, none of the AIM Entities has engaged in an AIM Acquisition since January 1, 2017.
(b) The representations and warranties of AIM and AimBank, as applicable, set forth in the AIM Acquisition Agreements were true and correct as of the dates provided in the AIM Acquisition Agreements, and each of AIM and AimBank, as applicable, has complied in all material respects with its covenants and agreements set forth in the AIM Acquisition Agreements.

(c) To the Knowledge of AIM, the representations and warranties of the AIM Acquisition Parties in the AIM Acquisition Agreements were true and correct as of the dates provided in the AIM Acquisition Agreements, and the AIM Acquisition Parties have complied in all material respects with their covenants and agreements set forth in the AIM Acquisition Agreements.
(d) Except as set forth on Schedule 4.37(d), no indemnification claims have been made against any of the AIM Entities by any Persons in connection with any of the Recent AIM Acquisitions.
4.38 No Other Representations or Warranties. Except for the representations and warranties made by AIM in this Article 4, neither AIM nor any other Person makes any express or implied representation or warranty with respect to AIM, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and AIM hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither AIM nor any other Person makes or has made any representation or warranty to Heartland or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to AIM, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by AIM in this Article 4, any oral or written information presented to Heartland or any of its Affiliates or Representatives in the course of their due diligence investigation of AIM, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland will otherwise agree in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including Schedule 5.1 or except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity:
(a) (i) the businesses of each of the AIM Entities will be conducted only in, and none of the AIM Entities will take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws and (ii) AIM will take the actions set forth on Confidential Annex 5.1(a)(ii);
(b) each of the AIM Entities will (i) preserve its business organization and goodwill, and will use commercially reasonable efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as reasonably requested by Heartland and (iii) not take any action that would render, or that reasonably would be expected to render, any representation or warranty made by AIM in this

Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;
(c) none of the AIM Entities will, directly or indirectly,
(i) amend or propose to amend its Charter or Bylaws;
(ii) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except (A) deposit and other bank obligations in the Ordinary Course of Business or (B) pursuant to the exercise of AIM Stock Options outstanding as of the date hereof in accordance with their terms;
(iii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of any AIM Entity;
(iv) split, combine or reclassify any outstanding shares of capital stock of any AIM Entity, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of any AIM Entity, except that AimBank will be permitted to pay dividends on shares of AimBank Common Stock in the Ordinary Course of Business;
(v) incur any Indebtedness, except in the Ordinary Course of Business;
(vi) discharge or satisfy any material Encumbrance on its properties or assets or pay any material liability, except in the Ordinary Course of Business;
(vii) sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, that any such sale, assignment or transfer of any Operating Real Property will not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;
(viii) cancel any material Indebtedness or claims or waive any rights of material value, except in the Ordinary Course of Business;
(ix) engage in any AIM Acquisition;
(x) make any single or group of related capital expenditures or commitments therefor in excess of $75,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or

(xi) change any of its methods of accounting in effect on the date of the Latest Balance Sheet, other than changes required by GAAP or regulatory accounting principles;
(xii) cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
(xiii) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the Ordinary Course of Business;
(xiv) enter into or modify any independent contractor or consultant Contract between an AIM Entity and an independent contractor or consultant of such AIM Entity outside of the Ordinary Course of Business in a manner that requires annual payments to such independent contractor or consultant in excess of $100,000;
(xv) terminate the employment of any employee of any AIM Entity, other than in the Ordinary Course of Business;
(xvi) terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law and except for the agreements set forth on Schedule 5.1(c);
(xvii) make, modify or revoke any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes, file any amended Returns or file any refund claim;
(xviii) enter into or propose to enter into, or modify or propose to modify, any Contract with respect to any of the matters set forth in this Section 5.1(c);
(xix) (A) extend credit or enter into any Contract binding any AIM Entity to extend credit except in the Ordinary Course of Business and in accordance with the lending policies of such AIM Entity as disclosed to Heartland, or extend credit or enter into any Contract binding it to extend credit (1) in an amount in excess of $500,000 on an unsecured basis or $1,000,000 on a secured basis, in each case with respect to a single loan, or (2) to any borrower with a loan on the watch list of any AIM Entity without, in each case, first providing Heartland (at least three (3) Business Days prior written notice to extending such credit or entering into any Contract binding any AIM Entity to do so) with a copy of the loan underwriting analysis and credit memorandum of the applicable AIM Entity and the basis of the credit decision of such AIM Entity, or (B) sell, assign or otherwise transfer any participation in any loan without first providing Heartland at least three (3) Business Days prior written notice of any such sale, assignment or other transfer; or
(xx) sell any equity securities in its investment portfolio, other than in the Ordinary Course of Business.
5.2 Access to Information; Confidentiality.
(a) AIM will permit and will cause each AIM Entity to permit Heartland full access on reasonable notice and at reasonable hours to the properties of such AIM Entity, and will disclose and make available (together with the right to copy) to Heartland and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the AIM Entities, including all books of account (including the general ledgers), Tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, Contracts, filings with any regulatory authority, accountants’ work papers, litigation files (including legal research memoranda), documents relating to assets and title thereto (including abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Heartland may have a reasonable interest, including its interest in planning for integration and transition with respect to the businesses of the AIM Entities; provided, however, that (i) the foregoing rights granted to Heartland will in no way affect the nature or scope of the representations, warranties and covenants of AIM set forth herein, and (ii) AIM will be permitted to keep confidential any information that AIM reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Heartland. In addition, AIM will instruct the officers, employees, counsel and accountants of each of the AIM Entities to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the businesses of the AIM Entities with the businesses of Heartland and its Affiliates.
(b) For the purpose of AIM verifying the representations and warranties of Heartland under this Agreement and compliance with its covenants and obligations hereunder, Heartland will make available such documents as are reasonably requested by AIM; provided, however, that (i) the foregoing rights granted to AIM will in no way affect the nature or scope of the representations, warranties and covenants of Heartland set forth herein, and (ii) Heartland will be permitted to keep confidential any information that Heartland reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to AIM. AIM will use commercially reasonable efforts to minimize any interference with Heartland’s regular business operations in connection with any request for Heartland to make available documents pursuant to this Section 5.2(b).

(c) Any confidential information or trade secrets of each party received by the other party, its employees or agents in the course of the consummation of the Merger will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by the receiving party or, at the request of the disclosing party, returned to the disclosing party if this Agreement is terminated as provided in Article 8. Such information will not be used by either party or its agents to the detriment of the other party or its Subsidiaries and will at all times be maintained and held in compliance with the NDA.
(d) In the event that this Agreement is terminated, neither Heartland nor AIM will disclose, except as required by Law or pursuant to the request of a Governmental Entity, the basis or reason for such termination, without the consent of the other party.
5.3 Notice of Developments. To the extent permitted by applicable Law, AIM will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of any of the AIM Entities. Each party will promptly notify the other party in writing if such party should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.
5.4 Certain Loans and Related Matters. AIM will make available to Heartland a complete and accurate list as of the end of each calendar month following the date of this Agreement within 25 days after the end of each such calendar month of (a) all of the periodic internal credit quality reports of any AIM Entity prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of any AIM Entity classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $500,000, (e) any current repurchase obligations of any AIM Entity with respect to any loans, loan participations or state or municipal obligations or revenue bonds, and (f) any standby letters of credit issued by AimBank.
5.5 Financial Statements and Pay Listings.
(a) AIM will make available to Heartland balance sheets of AIM and AimBank as of the end of each calendar month following the date of this Agreement and the related statements of income, within 25 days after the end of each such calendar month. Such financial statements will be prepared on a basis consistent with the Latest Balance Sheet and the Related Financial Statement and on a consistent basis during the periods involved, and will fairly present the financial positions of AIM and AimBank as of the dates thereof and the results of operations of AIM and AimBank for the periods then ended.

(b) AIM will make available to Heartland the payroll listings of each of the AIM Entities as of the last day of each pay period ending after the date of this Agreement, within one week after the end of such pay period.
5.6 Consents and Authorizations. AIM will use its commercially reasonable efforts to obtain (at no cost to Heartland), prior to Closing, all Consents (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement. AIM will keep Heartland reasonably advised of the status of obtaining the Required Consents, and Heartland will reasonably cooperate with AIM to obtain the Required Consents, which will include providing publicly available financial or other information about Heartland and executing and delivering any consent, assignment or other instrument reasonably requested by any Person providing a Required Consent.
5.7 Tax Matters.
(a) Each AIM Entity, at its own or AIM’s expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns required to be filed by the AIM Entity on or before the Effective Date, and timely pay all Taxes reflected thereon. No later than 10 days prior to the due date (including extensions) for filing any income or franchise Tax Returns referred to in the foregoing sentence, AIM will deliver such Returns to Heartland for review and comment. The relevant AIM Entity will consider the comments of Heartland in good faith and will incorporate comments reasonably requested by Heartland in each such Return prior to filing thereof. With respect to any Returns referred to in the first sentence of this subsection (a), other than income and franchise Tax Returns, AIM will deliver complete and accurate copies of such Returns, as filed, to Heartland within five days after the date of filing of such Returns.
(b) Heartland, at its own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns of the AIM Entities required to be filed after the Effective Date. Heartland will prepare and file all such Returns in respect of a taxable period which ends on or prior to the Effective Date that are not required to be filed on or before the Effective Date, and all such Tax Returns in respect of a taxable period which begins before and ends after the Effective Date, consistent with past practices of the AIM Entity, to the extent such practices comply with applicable Law.
(c) AIM will be liable for any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby. The applicable parties will cooperate in preparing and filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Effective Date in accordance with any available presale filing procedure, and to obtain any exemption from or refund of any such Transfer Tax.
(d) The AIM Entities and Heartland will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 0 and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information (including making such records and information available for copying) which are reasonably relevant to any such audit, litigation or other proceeding, the timely provision to the other party of powers of attorney or similar authorizations necessary to carry out the purposes of this Section 0, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Heartland and each of the AIM Entities agrees to retain all books and records with respect to Tax matters pertinent to the AIM Entities relating to any taxable period which ends on or prior to the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Heartland or its Affiliate, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.
5.8 No Solicitation.
(a) AIM will not, and AIM will use its commercially reasonable efforts to cause the other AIM Entities and the officers, directors, employees agents and authorized representatives (“Representatives”) of all AIM Entities not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any AIM Entity to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required AIM Shareholder Vote, this Section 5.8(a) will not prohibit AIM, the Board of Directors of AIM or any representative of AIM from making any inquiries with respect to any Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal to enable the Board of Directors of AIM to make a determination that such Acquisition Proposal is a Superior Proposal or from furnishing nonpublic information regarding the AIM Entities to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to AIM by such Person (and not withdrawn) if (1) neither AIM nor any other AIM Entities and any of their respective Representatives have violated any of the restrictions set forth in this Section 5.8(a), (2) the Board of Directors of AIM concludes in good faith, after having consulted with and considered the advice of outside counsel and financial advisors to AIM, that such action is required in order for the Board of Directors of AIM to comply with its fiduciary obligations to AIM’s shareholders under applicable Law, (3) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, AIM gives Heartland written notice of the identity of such Person and of AIM’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and AIM receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of AIM and (4) at least two Business Days prior to furnishing any such nonpublic information to such Person, AIM furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by the AIM to Heartland). Without limiting the generality of the foregoing, AIM acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any AIM Entity or any of its Representatives will be deemed to constitute a breach of this Section 5.8(a) by AIM.
(b) AIM will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any of the AIM Entities (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. AIM will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.
(c) AIM will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.
(d) AIM will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which AIM is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland. AIM will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of AIM.
5.9 Maintenance of Allowance for Loan and Lease Losses; Purchase Discounts.
(a) AIM will cause each AIM Entity to maintain its ALLL in compliance with GAAP and Regulatory Accounting Principles and its existing methodology for determining the adequacy of the ALLL, as well as the standards established by all applicable Governmental Entities and the Financial Accounting Standards Board. AIM agrees that the ALLL of each AIM Entity will be adequate under all standards, and that the ALLL will be consistent with the historical loss experience of the applicable AIM Entity. Without limiting the generality of the foregoing, without the consent of Heartland or as set forth in Schedule 5.9, AIM will not permit any AIM Entity to reverse any amount of its previously established ALLL or allow the ALLL to be less than $13,000,000.

(b) AIM will cause each AIM Entity to maintain any purchase discounts relating to loans at levels consistent with the requirements of GAAP and Regulatory Accounting Principles.
5.10 Heartland Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of AIM (which will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Heartland will not, and will not permit any of its Subsidiaries to, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming not being capable of being satisfied.
5.11 AIM Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Heartland, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, AIM will not, and will not permit any AIM Entity, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming not being capable of being satisfied.
ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Filings and Regulatory Approvals.
(a) Heartland and AIM will use all commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file, promptly after the date of this Agreement, all applications, notices or other documents required to obtain the Bank Regulatory Approvals and Heartland will provide copies of the non-confidential portions of such applications, filings and related correspondence to AIM. Prior to filing each application, registration statement or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement will be designated as confidential portions of such applications. Each party will use all commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Heartland will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings necessary to obtain the Regulatory Approvals.
(b) AIM and Heartland will use all commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and AIM will cause AimBank, in consultation with Heartland, to file, promptly after the date of this Agreement, all applications, notices or other documents required to obtain the Dividend Payment Bank Regulatory Approvals, and AIM will provide copies of the non-confidential portions of such applications, filings and related correspondence to Heartland. Prior to filing each application, registration statement or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement will be designated as confidential portions of such applications. Each party will use all commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Heartland will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings necessary to obtain the Dividend Payment Bank Regulatory Approvals. If the Dividend Payment Bank Regulatory Approvals are obtained prior to Closing, AIM will cause AimBank to declare and make dividend payments to the Surviving Corporation as of the Effective Time, in the maximum amount as may be permitted by the Dividend Payment Bank Regulatory Approvals (such dividend payments, the “Special Dividend Payments”). The Special Dividend Payments will be made in cash.
6.2 Shareholder Meeting; Registration Statement.
(a) AIM will call a special meeting of its shareholders (the “AIM Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and will schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement is declared effective. Subject to a Change of AIM Board Recommendation, the Board of Directors of AIM will recommend that the shareholders approve this Agreement and the Merger (the “AIM Board Recommendation”) and AIM will use its commercially reasonable efforts (including soliciting proxies for such approval) to obtain the Required AIM Shareholder Vote. The AIM Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the Board of Directors of AIM or any committee thereof to withdraw or modify the AIM Board Recommendation in a manner adverse to AIM may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required AIM Shareholder Vote, the Board of Directors of AIM may withdraw, qualify or modify the AIM Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8, if the Board of Directors of AIM determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable law (a “Change of AIM Board Recommendation”). In determining whether to make a Change of AIM Board Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of AIM will take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.
(b) For the purposes of (i) holding the AIM Shareholder Meeting and (ii) registering Heartland Common Stock to be issued to shareholders of AIM in connection with the Merger with the SEC and with applicable state securities authorities, Heartland will prepare, with the cooperation of AIM (which will, for the avoidance of doubt, be given the opportunity to participate in the preparation of the Registration Statement and will have the right to approve the content of the Registration Statement relating to the AIM Entities), a registration statement on Form S4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which will include a proxy statement/prospectus satisfying all applicable requirements of the Securities Act, the Exchange Act and applicable Blue Sky Laws (such proxy statement/prospectus, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement/Prospectus”).
(c) Heartland will furnish such information concerning Heartland and its Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to Heartland and its Subsidiaries, to be prepared in accordance with Section 0. Heartland agrees promptly to notify AIM if at any time prior to the AIM Shareholder Meeting any information provided by Heartland in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.
(d) AIM will promptly furnish Heartland with such information concerning AIM or AimBank as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to AIM or AimBank, to be prepared in accordance with Section 6.2(b), including the opinion of counsel as to Tax matters required to be filed as an exhibit thereto. AIM agrees promptly to notify Heartland if at any time prior to the AIM Shareholder Meeting any information provided by AIM in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such inaccuracy or omission.
(e) Heartland will promptly file the Registration Statement with the SEC and applicable state securities agencies. Heartland will use commercially reasonable efforts to cause (i) the Registration Statement to become effective under the Securities Act and applicable Blue Sky Laws at the earliest practicable date, and (ii) the shares of Heartland Common Stock issuable to the shareholders of AIM to be authorized for listing on the NASDAQ Global Select Market or other national securities exchange. At the time the Registration Statement becomes effective, Heartland will use its commercially reasonable efforts to ensure that the Registration Statement complies in all material respects with the provisions of the Securities Act and applicable Blue Sky Laws. AIM hereby authorizes

Heartland to utilize in the Registration Statement the information concerning the AIM Entities provided to Heartland for the purpose of inclusion in the Proxy Statement/Prospectus. Heartland will advise AIM promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland will furnish AIM with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party will consult with the other with respect to any material (other than the Proxy Statement/Prospectus) that might constitute a “prospectus” relating to the Merger within the meaning of the Securities Act.
(f) None of the information relating to Heartland and its Subsidiaries that is provided by Heartland for inclusion in: (i) the Proxy Statement/Prospectus, any filings or approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to AIM’s shareholders, at the time of the AIM Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(g) None of the information relating to the AIM Entities that is provided by AIM for inclusion in: (i) the Proxy Statement/Prospectus, any approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to AIM’s shareholders, at the time of the AIM Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(h) Heartland will bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Heartland Common Stock under the Blue Sky Laws, to the extent necessary. Heartland will also bear the costs of all NASDAQ listing fees with respect to listing the shares of Heartland Common Stock on the NASDAQ Global Select Market or other national securities exchange pursuant to this Agreement. Heartland will bear all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement/Prospectus to AIM shareholders. Heartland and AIM will each bear their own legal and accounting expenses in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.
6.3 Establishment of Accruals. If requested by Heartland, on the Business Day immediately prior to the Closing Date, AIM will cause AimBank, consistent with GAAP, to establish such additional accruals and reserves as Heartland indicates are necessary to conform its accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to AimBank from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of the business of AimBank following the Merger and to provide for the costs and expenses relating to the consummation by AIM of the transactions contemplated by this Agreement; provided, however, that any such accruals and reserves will not affect the determination of Adjusted Tangible Common Equity. No such accruals or reserves will of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by AIM (a) of any adverse circumstances for purposes of determining whether the conditions to Heartland’s obligations under this Agreement have been satisfied; or (b) that such adjustment has any bearing on the Merger Consideration or Option Consideration. In no event will any accrual, reserve or other adjustment required or permitted by this Section 6.3 require any prior filing with any Governmental Entity or violate any Law or Governmental Order applicable to AimBank.
6.4 Employee Matters.
(a) General. At the request of Heartland, AIM agrees to terminate any Plans as of the Effective Time on terms reasonably acceptable to Heartland. If any Plans are not so terminated, after the Effective Time, Heartland will have the right to continue, amend, merge or terminate any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law, including Tax qualification requirements. AIM agrees that, at the request of Heartland, each of the AIM Entities and any Commonly Controlled Entity will cease to be a participating employer of, and will cease making contributions to or otherwise providing benefits under, any Plan, as of the Effective Time. If, after the Effective Time, there are any Plans for which the Surviving Corporation or any of its Subsidiaries continues to be a participating employer, Heartland will have the right to discontinue such participation in any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law. However, until Heartland will take such action, such Plans will continue in force for the benefit of present and former employees of the AIM Entities who have any present or future entitlement to benefits under any of the Plans.
(b) Termination of KSOP. Unless Heartland directs AIM otherwise in writing, no later than five Business Days prior to the Closing Date, the Board of Directors of AIM will adopt resolutions, effective immediately prior to the Effective Date, (i) permanently discontinuing contributions to and terminating the KSOP and (ii) amending the KSOP, to the extent necessary, to comply with all applicable Laws. Such resolutions will provide that, as soon as administratively feasible following the Closing, but subject to any applicable regulatory requirements and receipt of any necessary regulatory approvals, the Surviving Corporation will direct the KSOP to distribute each participant’s vested account balance in a single cash lump sum, including vested accounts already in pay status. AIM will also take such other actions in furtherance of the termination of the KSOP as Heartland may reasonably require.

(c) Participation in Heartland Benefit Plans. As of the Closing Date, each AIM Employee will be eligible to participate in the health, vacation and other non-equity based employee benefit plans of Heartland or its Subsidiaries (the “Heartland Plans”) to the same extent as similarly situated employees of Heartland and to the extent permitted by the applicable Heartland Plan or applicable Law; provided, however, that (i) in the case of the Heartland Plan that is a 401(k) plan, AIM Employees will be able to participate in such plan as of the first day of the month following the month in which the Closing occurs, and (ii) nothing in this Section 6.4(c) or elsewhere in this Agreement will limit the right of Heartland or any of its Subsidiaries to amend or terminate a Heartland Plan at any time. With respect to the Heartland Plans, Heartland will, or will cause the Surviving Corporation or its Subsidiaries to: (x) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (A) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable AIM Employee would have been entitled to coverage under the corresponding Plan in which such AIM Employee was an active participant immediately prior to his or her transfer to Heartland Plan, (B) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Plan in which such AIM Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period), and (C) so long as the insurance companies of the AIM Entities provide information related to the amount of such credit that is available to Heartland, provide each AIM Employee with credit for deductibles paid by such AIM Employee prior to his or her transfer to a Heartland Plan (to the same extent such credit was given under the analogous Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (y) fully recognize service of the AIM Employees with any of the AIM Entities (including any entities acquired by, or merged with, any AIM Entity) for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the AIM Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Plan prior to such transfer. Heartland will extend coverage to AIM Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Heartland to the extent permitted by the applicable Heartland Plan and applicable Law. Heartland will give effect to any elections made by AIM Employees with respect to such accounts under any flexible benefits cafeteria plan of any AIM Entity to the extent permitted by applicable Law. AIM Employees will be credited with amounts available for reimbursement equal to such amounts as were credited under any flexible benefits cafeteria plan of either AIM or AimBank to the extent permitted by such Heartland Plan and applicable Law. The foregoing will not apply to the extent it would result in duplication of benefits.
(d) Terminated AIM Employees. To the extent that Heartland terminates the employment of any employee of any of the AIM Entities without Cause at, or within nine months after, the Effective Time, Heartland will offer such employee severance benefits equal to one week of base compensation for each full year of service to an AIM Entity (including any entities acquired by, or merged with, any AIM Entity), with a minimum of two and a maximum of 12 weeks of severance pay, plus any unused accrued vacation time of such employee up to a maximum of three weeks, subject to the execution of a release of claims against Heartland, the Surviving Corporation and all AIM Entities in a form reasonably acceptable to Heartland.
(e) AIM Employee Retention Program. Prior to the Effective Time, AIM and Heartland will mutually agree on and establish an employee retention bonus program and will allocate pursuant to such program cash awards to certain employees of the AIM Entities, as mutually determined by Heartland and AIM, to facilitate the retention of such employees to remain in the employ of one of the AIM Entities through the completion of the system integration process between the AIM Entities on the one hand, and Heartland on the other hand.
(f) Affordable Care Act Reporting. As of the earlier of the Closing Date or the applicable reporting deadline under the Affordable Care Act, each AIM Entity and any Commonly Controlled Entity will accurately complete and timely file with the IRS, and timely send to all covered individuals, as applicable, any required IRS Forms 1094B, 1095B, 1094C and 1095C for the 2019 calendar year with respect to each Plan that is subject to the Affordable Care Act.
(g) Limitation on Enforcement. This Agreement is an agreement solely between AIM and Heartland. Nothing in this Agreement, including this Section 6.4, whether express or implied, confers upon any employee of any AIM Entity, any employee of Heartland or its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate benefits, or any other term or condition of employment, of any kind or nature whatsoever.
6.5 Tax Treatment. Neither AIM nor Heartland will take any action that would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
6.6 Updated Schedules. On a date 15 Business Days prior to the Effective Date and on the Effective Date, AIM will modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by AIM subsequent to the date any Schedule was previously delivered by AIM to Heartland. Notwithstanding the foregoing, any updated Schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a).
6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Heartland agrees that all rights of the present and former directors and officers of any of the AIM Entities to indemnification provided for in the Charter or Bylaws of such AIM Entity, as applicable, as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), will survive the Merger and continue in full force and effect until expiration of the applicable statute of limitations (each such director and officer being sometimes hereinafter be referred to as an “Indemnified Party”). Without limiting the generality of the foregoing, Heartland agrees that, following the Effective Time, the Surviving Corporation will indemnify any person made a party to any proceeding by reason of the fact that such person was a director, officer, member or employee of any of the AIM Entities at or prior to the Effective Time to the fullest extent provided in, and will advance expenses in accordance with, the Charter and Bylaws of such AIM Entity, as applicable, in the form previously provided to Heartland and effective as of the date of this Agreement, in each case subject to all the limitations set forth in such Charter and Bylaws. Notwithstanding anything to the contrary contained in this Section 6.7, nothing contained in this Agreement will require Heartland to indemnify, defend or hold harmless any Indemnified Party to a greater extent than any AIM Entity may, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party, and any such indemnification provided pursuant to this Section 6.7 will be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.
(b) Prior to the Effective Time, AIM will or, if AIM is unable to, Heartland as of the Effective Time will, obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as the existing policies of the AIM Entities with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Heartland will pay the premium for such D&O Insurance tail policy; provided, however, that in no event will Heartland be required to expend more than 200% of the current amount expended on an annual basis by AIM and AimBank to procure their existing D&O Insurance policies. If AIM or Heartland for any reason is unable to obtain such tail D&O Insurance policy on or prior to the Effective Time, Heartland will obtain as much as comparable D&O Insurance as is available at a cost in the aggregate for such six-year period up to 200% of the current annual premiums expended by the AIM Entities for their existing D&O Insurance policies. Any insurance premium payments made by Heartland pursuant to this Section 6.7(b) will be considered Transaction Expenses in accordance with the definition of “Transaction Expenses” set forth in Article I.
(c) The provisions of this Section 6.7 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party as if he or she were a party to this Agreement. The indemnification rights provided to each Indemnified Party pursuant hereto will be in addition to all other indemnification rights provided to such Indemnified Party under any Contract between any of the AIM Entities and such Indemnified Party.

6.8 Statutory Trust. AIM, as the owner of the Statutory Trust Securities that are common securities, will cause the Statutory Trust (a) to remain a statutory trust, (b) to otherwise continue to be classified as a grantor trust for federal income Tax purposes, and (c) to cause each holder of Statutory Trust Securities that are capital securities to be treated as owning an undivided beneficial interest in the Statutory Trust Debentures. Upon the Effective Time, Heartland will assume AIM’s obligations and acquire its rights relating to the Statutory Trust, including AIM’s obligations and rights under the Statutory Trust Debentures, Statutory Trust Securities and the other Statutory Trust Agreements. In connection therewith, AIM will assist Heartland in assuming AIM’s obligations and acquiring its rights under the Statutory Trust, and will provide the documentation required to make such assumption of obligations and acquisition of rights effective including any supplemental indentures or certificates that may be required under the Statutory Trust Agreements. Subject to the terms of the Statutory Trust Securities, immediately prior to the Closing, AimBank will pay, or cause to be paid, to the proper Persons all deferred and accrued but unpaid interest and any outstanding fees relating to the Statutory Trust Debentures and the Statutory Trust. Notwithstanding the second sentence of this Section 6.8, Heartland, in lieu of assuming AIM’s obligations and rights under the Statutory Trust Indentures, may pay in full on the Closing Date all Liabilities of AIM under the Statutory Trust Debentures, the Statutory Trust Securities and the other Statutory Trust Agreements.
6.9 Determination of Adjusted Tangible Common Equity. As soon as practicable after the Determination Date, AIM will prepare the AIM Determination Date Balance Sheet. Within five (5) Business Days following the Determination Date, AIM will prepare and deliver to Heartland its good faith determination of (a) the Adjusted Tangible Common Equity, together with reasonable support therefor (including the AIM Determination Date Balance Sheet), and (b) the AIM Determination Date Transaction Expenses, together with reasonable support therefor. If AIM and Heartland agree on the amount of the Adjusted Tangible Common Equity, such amount will be final and conclusive. If Heartland and AIM disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, unless otherwise agreed upon by the parties, the items in dispute will be submitted to a mutually acceptable independent national accounting firm in the United States for final determination, and the calculations will be deemed adjusted in accordance with the determination of the independent accounting firm and will become binding, final and conclusive upon all of the parties hereto. The independent accounting firm will consider only the items in dispute and will be instructed to act within five (5) Business Days (or such longer period as AIM and Heartland may agree) to resolve all items in dispute. AIM and Heartland will share equally the payment of reasonable fees and expenses of the independent accounting firm.
6.10 Appointment of FB&T Directors. At the Effective Time, Heartland will cause Wade and at least three other members of the Board of Directors of AIM or AimBank or holders of AIM Common Stock to be determined by Heartland in consultation with AIM to be appointed to the Board of Directors of FB&T. In addition, following the Effective Time, Heartland will cause Wade to be made Vice Chairman of the Board of Directors and Ferrell will be made an advisory director of FB&T.
6.11 Heartland Confidential Information. Any confidential information or trade secrets of each of Heartland and its Subsidiaries received by any of the AIM Entities or its employees or agents in the course of the negotiation and consummation of the Merger will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by such AIM Entity or, at Heartland’s request, returned to Heartland if this Agreement is terminated as provided in Article 8. Such information will not be used by either of AIM or AimBank or its employees or agents to the detriment of Heartland and its Subsidiaries, and will at all times be maintained and held in compliance with the NDA.
6.12 Indemnification Waiver Agreements. AIM will cause the KSOP Trustees to execute the Indemnification Waiver Agreements.
6.13 KSOP Trustees’ Certificate. AIM will deliver an executed KSOP Trustees’ Certificate.
6.14 Reservation of Heartland Common Stock. Heartland agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Heartland Common Stock to fulfill its obligations under this Agreement.
6.15 Retention Agreements. AIM will use its commercially reasonable efforts to cause the Senior Executives to execute the Retention Agreements.
6.16 Additional Compensation Agreement. AIM will use commercially reasonable efforts to obtain the termination, effective as of the Effective Time, of such Additional Compensation Agreements that AIM and Heartland mutually determine are necessary for compliance with Section 409A of the Code.
ARTICLE 7
CONDITIONS

7.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby will be subject to the fulfillment at or prior to the Effective Time of the following conditions:
(a) Regulatory Approvals. The Bank Regulatory Approvals will have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods will have lapsed. None of the Bank Regulatory Approvals will contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Heartland; (ii) require any Person other than Heartland to be deemed a bank holding company under the Bank Holding Company Act; (iii) require any Person other than Heartland to guaranty, support or maintain the capital of AimBank; (iv) prohibit direct or indirect ownership or operation by Heartland of all or a material portion of the business or assets of the AIM Entities or Heartland or any of its Subsidiaries, or compel Heartland or any of its Subsidiaries or any AIM Entity to dispose of or to hold separately all or a material portion of its business or assets or any of its

Subsidiaries or of such AIM Entity; or (v) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Heartland or any of its Subsidiaries (any of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, however, that the following will not be deemed to be included in the preceding list and will not be deemed a “Materially Burdensome Regulatory Condition”: (A) any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by Law, written and publicly available supervisory guidance of general applicability, unwritten supervisory guidance of which Heartland has knowledge, in each case, as in effect on the date hereof, or (B) related to the matters set forth on Schedule 7.1.
(b) No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction will have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.
(c) No Prohibitive Change of Law. There will have been no Law, domestic or foreign, enacted or promulgated, which would materially impair the consummation of the transactions contemplated hereby.
(d) Governmental Action. There will not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in (i) restraining or prohibiting the consummation of the transactions contemplated hereby or obtaining material damages from any AIM Entities or Heartland or any of Heartland’s Subsidiaries in connection with the transactions contemplated hereby, (ii) prohibiting direct or indirect ownership or operation by Heartland of all or a material portion of the businesses or assets of any AIM Entity or of Heartland or any of its Subsidiaries, or to compelling Heartland or any of its Subsidiaries or any AIM Entity to dispose of or to hold separately all or a material portion of the business or assets of Heartland or any of its Subsidiaries or of such AIM Entity, as a result of the transactions contemplated hereby, or (iii) requiring direct or indirect divestiture by Heartland of any of its business or assets or of the business or assets of any AIM Entity.
(e) No Termination. No party hereto will have terminated this Agreement as permitted herein.
(f) Shareholder Approval. The Merger will have been approved by the Required AIM Shareholder Vote.
(g) Registration Statement. The Registration Statement will have been declared and will remain effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued and no action, lawsuit, proceeding or investigation for that purpose will have been initiated or threatened by the SEC, and all approvals required under Blue Sky Laws relating to the shares of Heartland Common Stock issuable to the shareholders of AIM hereunder will have been received.

The shares of Heartland Common Stock issuable to the shareholders of AIM will have been authorized for listing on the NASDAQ Global Select Market or other national securities exchange, subject to official notice of issuance.
7.2 Additional Conditions to Obligation of AIM. The obligation of AIM to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:
(a) Representations and Warranties. (i) The representations and warranties set forth in Article 3 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.
(b) Agreements. Heartland will have performed and complied in all material respects with each of its agreements contained in this Agreement.
(c) Officer’s Certificate. Heartland will have furnished to AIM a certificate of the Chief Executive Officer and Chief Financial Officer of Heartland, dated as of the Closing Date, in which such officers will certify to the conditions set forth in Sections 7.2(a) and (b).
(d) Heartland Secretary’s Certificate. Heartland will have furnished to AIM (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Closing Date executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to AIM that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.
(e) Change in Control of Heartland. Heartland will not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one Person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.
(f) Legal Opinion. AIM will have received an opinion of Fenimore, Kay, Harrison & Ford, LLP that based on the terms of this Agreement and based on certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including representations and covenants contained in certificates of officers of AIM and Heartland.
(g) Other Materials. AIM will have received the materials set forth in Section 2.11(b).
7.3 Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:
(a) Representations and Compliance. (i) The representations and warranties set forth in Article 4 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.
(b) Agreements. AIM will have performed and complied in all material respects with each of its agreements contained in this Agreement.
(c) Officers’ Certificate of AIM. AIM will have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of AIM, dated as of the Closing Date, in which such officers will certify to the conditions set forth in Sections 7.3(a) and 7.3(b).
(d) AIM Secretary’s Certificate. AIM will have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of AIM necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Closing Date executed on behalf of AIM by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.
(e) Indemnification Waiver Agreements. AIM will have furnished to Heartland the Indemnification Waiver Agreements executed by the KSOP Trustees.
(f) KSOP Trustees’ Certificate. AIM will have furnished to Heartland copies of the KSOP Trustees’ Certificate executed by the KSOP Trustees.

(g) Dissenting Shares. The total number of Dissenting Shares will be no greater than seven and one-half percent (7.5%) of the number of issued and outstanding shares of AIM Common Stock.
(h) Required Consents. Each Required Consent will have been obtained and be in full force and effect.
(i) No Equity Claims. No Person (other than a holder of shares of AIM Common Stock) will have asserted that such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, either of AIM or AimBank or (ii) is entitled to any of the Merger Consideration.
(j) Wade Employment Agreement. The Wade Employment Agreement will be in full force and effect, and Wade will not have indicated any intention of not fulfilling his obligations under the Wade Employment Agreement.
(k) Ferrell Employment Agreement. The Ferrell Employment Agreement will be in full force and effect, and Ferrell will not have indicated any intention of not fulfilling his obligations under the Ferrell Employment Agreement.
(l) Employment Agreements. Each Employment Agreement entered into by an officer of AimBank prior to, or simultaneously with, the execution of this Agreement will be in full force and effect, and none of such officers will have indicated any intention of not fulfilling his or her obligations under such Employment Agreement.
(m) Interbank Indebtedness; Release of Liens. AIM will have delivered to Heartland on or prior to the second Business Day prior to the Closing Date a payoff letter evidencing the aggregate amount of the Interbank Indebtedness, including (i) a customary statement that (A) if the aggregate amount of the Interbank Indebtedness is paid on the Closing Date, the Interbank Indebtedness will be repaid in full and (B) all Liens securing the Interbank Indebtedness will thereafter be automatically released and terminated, (ii) an authorization to file any Uniform Commercial Code termination statements, terminations and releases of outstanding mortgages and security interests as are reasonably necessary to release such Liens, and (iii) a customary statement that, upon the receipt of payment of the amount of the Interbank Indebtedness, all tangible collateral (including all equity certificates) securing the obligations under the Interbank Indebtedness with respect thereto will be promptly delivered to Heartland (the “Payoff Letter”).
(n) Insurance Confirmation. The insurance-related matters set forth in Confidential Annex 7.3(n) shall have been satisfied.
(o) Other Materials. Heartland will have received the materials set forth in Section 2.11(a).
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1 Reasons for Termination. This Agreement, by written notice given to the other party prior to or at the Closing, may be terminated:
(a) by mutual consent of the Boards of Directors of Heartland and AIM;
(b) by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;
(c) by either party in the event any approval, consent or waiver of any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement will have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party);
(d) by AIM if:
(i) the Closing has not occurred by September 30, 2020 (the “Termination Date”); provided that AIM will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) AIM’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) AIM has refused, after satisfaction of the conditions set forth in Sections 7.1 and 7.2, to close in accordance with Section 2.11 or (z) the circumstances or events underlying the termination rights set forth in clauses (d)(iii) or (d)(iv) of this Section 8.1 will have occurred;
(ii) Heartland will have breached any representation, warranty or agreement of Heartland in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by AIM to Heartland;
(iii) at the AIM Shareholder Meeting, this Agreement will not have been duly adopted by the Required AIM Shareholder Vote;
(iv) (A) AIM will have delivered to Heartland a written notice of the intent of AIM to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five Business Days have elapsed following delivery to Heartland of such written notice by AIM, (C) during such five Business Day period AIM has fully complied with the terms of Section 5.8, including informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five business-day period the Board of Directors of AIM will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, (E) AIM pays to Heartland the termination fee in accordance with Section 8.4, and (F) AIM will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of AIM will have resolved to do so;
(v) at any time during the period beginning five Business Days before the anticipated Closing and ending three Business Days prior to the anticipated Closing Date, but only if:
(x) the Heartland Closing Date Stock VWAP is less than the product of 0.85 multiplied by the Initial Heartland Stock Price; and
(y) the number obtained by dividing the Heartland Closing Date Stock VWAP by the Initial Heartland Stock Price is less than the difference of the Index Ratio less 0.15; provided, however, that a termination by AIM pursuant to this Section 8.1(d)(v) will have no force and effect if Heartland agrees in writing (within two Business Days after receipt of AIM’s written notice of such termination) to increase the Exchange Ratio to an amount equal to (i) (X) the Exchange Ratio (determined without regard to the adjustment pursuant to this clause), divided by (Y) the Heartland Closing Date Stock VWAP, multiplied by (ii) the product of 0.85 multiplied by the Initial Heartland Stock Price. Notwithstanding anything to the contrary above, Heartland, at its option, may elect to retain the original Exchange Ratio, and, in lieu of altering such Exchange Ratio, increase the Actual Cash Consideration so that each holder of AIM Common Stock is entitled to receive the same value as of the Effective Time for each share of AIM Common Stock as such holder would have received had the original Exchange Ratio been altered in accordance with the preceding sentence; provided, that, such increase to cash does not affect the intended tax treatment of the Merger. If within such five-Business Day period, Heartland delivers written notice to AIM that Heartland intends to proceed with the Merger by paying such additional consideration as contemplated by this Section 8.1(d)(v), and notifies AIM in writing of the revised Exchange Ratio or the revised Actual Cash Consideration, then no termination will occur pursuant to this Section 8.1(d)(v), and this Agreement will remain in full force and effect in accordance with its terms (except that the Exchange Ratio or the Actual Cash Consideration will be modified in accordance with this Section 8.1(d)(v)).
If Heartland or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.1(d)(v); or

(vi) any of the conditions set forth in Sections 0 or 0 will have become impossible to satisfy (other than through a failure of AIM to comply with its obligations under this Agreement); or
(e) by Heartland if:
(i) the Closing has not occurred by the Termination Date; provided, that Heartland will not be entitled to terminate this Agreement pursuant to this clause (e)(i) if (x) Heartland’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement or (y) Heartland has refused, after satisfaction of the conditions set forth in Sections 7.1 or 7.3, to close in accordance with Section 2.11;
(ii) AIM will have breached any representation, warranty or agreement in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to AIM;
(iii) at the AIM Shareholder Meeting, this Agreement will not have been duly adopted by the Required AIM Shareholder Vote;
(iv) at any time during the period beginning five Business Days before the anticipated Closing Date and ending three Business Days prior to the anticipated Closing Date, but only if:
(x) the Heartland Closing Date Stock VWAP is above than the product of 1.15 multiplied by the Initial Heartland Stock Price; and
(y) the number obtained by dividing the Heartland Closing Date Stock VWAP by the Initial Heartland Stock Price is greater than the sum of the Index Ratio plus 0.15; provided, however, that a termination by Heartland pursuant to this Section 8.1(e)(iv) will have no force and effect if AIM agrees in writing (within five Business Days after receipt of Heartland’s written notice of such termination) to decrease the Exchange Ratio to an amount equal to (i) (X) the Exchange Ratio (determined without regard to the adjustment pursuant to this clause), divided by (Y) the Heartland Closing Date Stock VWAP, multiplied by (ii) the product of 1.15 multiplied by the Initial Heartland Stock Price. Notwithstanding anything to the contrary above, AIM, at its option, may elect to retain the original Exchange Ratio, and, in lieu of altering such Exchange Ratio, decrease the Actual Cash Consideration so that each holder of AIM Common Stock is entitled to receive the same value as of the Effective Time for each share of AIM Common Stock as such holder would have received had the original Exchange Ratio been altered in accordance with the preceding sentence. If within such five-Business Day period, AIM delivers written notice to Heartland that AIM intends to proceed with the Merger by decreasing the Merger Consideration as contemplated by this Section 8.1(e)(iv)0, and notifies Heartland in writing of the revised Exchange Ratio or the revised Actual Cash Consideration, then no termination will occur pursuant to this Section 8.1(e)(iv), and this Agreement will remain in full force and effect in accordance with its terms (except that the Exchange Ratio or the Actual Cash Consideration will be modified in accordance with this Section 8.1(e)(iv)).
If Heartland or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.1(e)(iv); or
(v) any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Heartland to comply with its obligations under this Agreement).
8.2 Effect of Termination. Except as provided in Sections 5.2(d), 8.2, 8.3 and 8.4 and any provisions set forth herein that survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 8.1, this Agreement will forthwith become void, there will be no Liability under this Agreement on the part of Heartland, AIM or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto will cease; provided, however, that, subject to Sections 8.3 and 8.4, nothing herein will relieve any party from Liability arising out of its own fraud or willful breach of this Agreement.
8.3 Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1(d)(iii), 8.1(e)(ii), or 8.1(e)(iii) then AIM will pay to Heartland, within five Business Days of presentation by Heartland of reasonably detailed invoices for the same, all Expenses reasonably incurred by Heartland, and, if this Agreement is terminated pursuant to Section 8.1(d)(ii), then Heartland will pay to AIM, within five Business Days of presentation by AIM of reasonably detailed invoices for the same, all Expenses reasonably incurred by AIM; provided, however, that neither party’s reimbursement obligation hereunder will exceed $750,000 in the aggregate. As used in this Agreement, “Expenses” will consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of the approval of the Merger by holders of AIM Common Stock and all other matters related to the consummation of the Merger.
8.4 AIM Termination Fee. If this Agreement is terminated by AIM pursuant to Section 8.1(d)(iv), or by Heartland pursuant to Section 8.1(e)(ii) because of a breach of any portion of Section 5.8 or Section 6.2(a), then AIM will pay to Heartland (in lieu of any payment that may be due under Section 8.3), a termination fee of $11,000,000 as the sole and exclusive remedy of Heartland (including any remedy for specific performance), as agreed-upon liquidated damages.
8.5 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto, provided, however, that Heartland may, in its sole discretion, amend Sections 4.14 and 5.1. to increase any of the dollar thresholds contained in those sections or to relax any other requirements in those sections in order to obtain the Regulatory Approvals.
8.6 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.
ARTICLE 9
GENERAL PROVISIONS

9.1 Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with any AIM Entity, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland will determine and approve, or as required by applicable Law. Notwithstanding the foregoing, Heartland and AIM agree that (a) a press release for national dissemination announcing the execution of this Agreement in a form prepared by Heartland and reviewed and approved by AIM (with such approval not to be unreasonably withheld, conditioned or delayed) may be made on the day after execution of this Agreement, or as soon thereafter as practicable, and (b) any press release or customer communication relating to this Agreement and the transactions contemplated hereby issued for dissemination in Lubbock, Texas prior to the Effective Time will be in a form prepared by Heartland and reviewed and approved by AIM (with such approval not to be unreasonably withheld, conditioned or delayed). Heartland will have the right to be present for any in-Person announcement by AIM. Unless consented to by Heartland or required by Law, AIM will keep, and will cause AimBank to keep, confidential any non-public information regarding this Agreement and the transactions contemplated by this Agreement.
9.2 Notices. All notices and other communications hereunder will be in writing and will be sufficiently given if made by hand delivery, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by it by like notice):
if to Heartland:
Heartland Financial USA, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Attention:  J. Daniel Patten, Executive Vice President, Finance and
        Corporate Development

Telephone: (720) 873-3780E-mail: DPatten@htlf.com

with copies to:
Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Attention: Michael J. Coyle, Executive Vice President, Senior General Counsel and Corporate Secretary
Telephone: (563) 589-1994
E-mail: MCoyle@htlf.com

and
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention: Jay L. Swanson
        John Marsalek
Telephone: (612) 340-2600
E-mail: swanson.jay@dorsey.com
        marsalek.john@dorsey.com

if to AIM:
AIM Bancshares, Inc.
110 College Avenue
Levelland, Texas 79336
Attention: Scott L. Wade, Chairman of the Board, President and Chief Executive Officer
Telephone: (806) 897-4310
E-mail: SWade@aimbankonline.com

with a copy to:
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street
Suite 600
Austin, Texas 78701
Attention: Lowell W. Harrison
Telephone: (512) 583-5905
E-mail: LHarrison@fkhfpartners.com

All such notices and other communications will be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if e-mailed; and the next day after being delivered to an overnight delivery service.
9.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other party to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
9.4 No Third Party Beneficiaries. Except as provided in Section 6.7(c), which is intended to benefit each Indemnified Party and his or her heirs and representatives, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.
9.5 Schedules.
(a) Prior to or simultaneous with the execution of this Agreement, AIM delivered to Heartland the Disclosure Schedules, which set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4 or to one or more covenants contained herein (whether or not such section of this Agreement expressly references a schedule thereto). Except as set forth in the Disclosure Schedules, the information contained therein is dated as of the date of this Agreement or, if delivered pursuant to Section 6.6, as of such date delivered. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.
(b) For purposes of this Agreement, a Schedule relating to a certain section may incorporate by reference disclosures made in other Schedules; provided, however, that any disclosure with respect to a particular Schedule will be deemed adequately disclosed in other Schedules to the extent it is readily apparent from the nature of the disclosure that such disclosure also applies to such other Schedules. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with reasonable particularity.
9.6 Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to this Agreement include the Exhibits, Schedules and Annexes hereto. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated.

Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits, Schedules and Annexes). As used in this Agreement, the masculine, feminine and neuter genders will be deemed to include the others if the context requires. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular if the context requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “but not limited to,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” will be in U.S. dollars. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute will be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any document described as having been “delivered or made available” by a party for purposes of this Agreement consists of any document or other information that (a) was provided in writing or electronically by one party or its Representatives to the other party and its Representatives prior to the date of this Agreement or (b) was filed by a party with the SEC and publicly available on EDGAR prior to the date of this Agreement.
9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.
9.8 Complete Agreement. This Agreement, together with the Ancillary Documents, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. AIM acknowledges that Heartland has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in any of the Ancillary Documents to which Heartland is a party.
9.9 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.
9.10 Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas or of the United States of America located in the State of Texas, solely in respect of the interpretation and enforcement of the provisions of this

Agreement and the Ancillary Documents, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Litigation relating to the interpretation or enforcement of this Agreement or any of the Ancillary Documents, that either of such parties is not subject thereto or that such Litigation may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any Ancillary Document may not be enforced in or by such courts. The parties hereto irrevocably agree that all claims with respect to such Litigation will be heard and determined in such courts. The parties hereby consent to and grant any such court’s jurisdiction over such parties and over the subject matter of such dispute, and agree that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 9.2 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.
9.11 Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the businesses, assets and properties of each AIM Entity, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity (without any requirement that Heartland provide any bond or other security). The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.
9.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.
9.13 Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation will constitute a waiver of any representation, warranty or covenant of any other party.

9.14 Counterparts and Effectiveness. This Agreement may be executed in 2 or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
9.15 No Survival of Representations. The representations, warranties and covenants made by AIM and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement will terminate on, and will have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for those covenants contained herein or therein which by their terms apply in whole or in part after the Effective Time or survive the termination of this Agreement.
[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.
HEARTLAND FINANCIAL USA, INC.

By  /s/ Lynn B. Fuller
        Lynn B. Fuller
        Executive Operating Chairman

AIM BANCSHARES, INC.

By  /s/ Scott L. Wade
        Scott L. Wade
        Chairman of the Board and
Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

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